Filed Pursuant to Rule 424(b)(5)
Registration No. 333-249314

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell the securities and is not soliciting offers to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2020

Preliminary Prospectus Supplement

(To Prospectus dated October 5, 2020)

US$

Baidu, Inc.

US$                     % Notes due 20

US$                     % Notes due 20

We are offering US$             of our         % notes due 20     (the “20     Notes”) and US$             of our         % notes due 20     (the “20     Notes,” together with the 20     Notes, the “Notes”). The 20     Notes will mature on                 , 20     and the 20     Notes will mature on                 , 20    . Interest on the Notes will accrue from                 , 20     and be payable on                  and                  of each year, beginning on                 , 20    .

We may at our option redeem the 20     Notes at any time, prior to                 , 20     and the 20     Notes at any time prior to                 , 20    , each in whole or in part, at a price equal to the greater of 100% of the principal amount of such Notes and the make whole amount plus accrued and unpaid interest, if any, to (but not including) the redemption date. In addition, we may also redeem the 20     Notes from or after                 , 20     and the 20     Notes, from or after                 , 20    , each at a price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to (but not including) the redemption date. We may also redeem the Notes at any time upon the occurrence of certain tax events. Upon the occurrence of a triggering event, we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. For a more detailed description of the Notes, see “Description of the Notes” in this prospectus supplement.

The Notes are our senior unsecured obligations and will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes; rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law); be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

See “Risk Factors” beginning on page S-16 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Baidu(1)
Per 20 Note		%		%		%
Total	US$		US$		US$
Per 20 Note		%		%		%
Total	US$		US$		US$

(1)	Plus accrued interest, if any, from , 2020.

Approval in-principle has been received for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited (the “SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained herein. Approval in-principle for the listing and quotation of any Notes on the SGX-ST is not to be taken as an indication of the merits of us, or any of our subsidiaries or consolidated affiliated entities or of the Notes. Currently, there is no public trading market for the Notes.

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), on or about                 , 2020, which is the third business day following the date of this prospectus supplement. Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date.

Joint Bookrunners

Goldman Sachs (Asia) L.L.C.	BofA Securities	J.P. Morgan

The date of this prospectus supplement is , 2020.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Section 309B(1) Notification—In connection with Section 309B of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), we have determined, and hereby notify all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes by us. The second part, the base prospectus, presents more general information about this offering. The base prospectus was included in the registration statement on Form F-3 (File No. 333-249314) that we filed with the SEC on October 5, 2020, and may be updated since that time with additional information that is incorporated by reference. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus as updated through incorporation by reference.

If the description of the offering of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal, or tax advice. You should consult your own counsel, accountants, and other advisors for legal, tax, business, financial, and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our company,” “our,” “Baidu,” and “issuer” refer to Baidu, Inc., its subsidiaries and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China; “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong, and Macau; and all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars,” and “$” are to the legal currency of the United States.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement have been made at a rate of RMB7.0651 to US$1.00, the exchange rate in effect as of June 30, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. These translation amounts are presented solely for the convenience of readers, and we make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On September 25, 2020, the exchange rate was RMB6.8220 to US$1.00.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Baidu, Inc. and the Notes, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website or at the Public Reference Room maintained by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.

See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Baidu, Inc., CIK number 0001329099.

Our annual report on Form 20-F for the fiscal year ended December 31, 2019 originally filed with the SEC on March 13, 2020 (File No. 000-51469), or our 2019 Form 20-F, our current report on Form 6-K, furnished to the SEC on April 7, 2020 (File No. 000-51469), and our current report on Form 6-K, furnished to the SEC on October 5, 2020 (File No. 000-51469), are incorporated by reference in the accompanying prospectus.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

We will provide a copy of any or all of the information that has been incorporated by reference in the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the Notes, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

IR Department

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 (10) 5992-8888

EUROPEAN ECONOMIC AREA CONSIDERATIONS

The Notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor in the EEA means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. These forward-looking statements include, among other things:

•	our growth strategies;

•	our future business development, results of operations, and financial condition;

•	our proposed use of proceeds from the sale of debt securities;

•	our ability to attract and retain users and customers and generate revenue and profit from our customers;

•	our ability to retain key personnel and attract new talent;

•	competition in the internet search and feed, online marketing, and other businesses in which we engage;

•	the outcome of ongoing or any future litigation, including those relating to intellectual property rights; and

•

PRC governmental regulations and policies relating to the internet, internet search and feed, and online marketing and the implementation of a corporate structure involving variable interest entities in China.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference are subject to risks, uncertainties, and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus, and in the documents incorporated by reference for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in the Notes. You should carefully read the entire prospectus before investing, including “Risk Factors” and the documents incorporated by reference. See “Incorporation of Certain Documents by Reference.” Our 2019 Form 20-F, which contains our audited consolidated financial statements as of December 31, 2018 and 2019 and for each of the three years ended December 31, 2019, our current report on Form 6-K furnished to the SEC on October 5, 2020, which contains our unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the six months ended June 30, 2019 and 2020, are both incorporated by reference in the accompanying prospectus.

Baidu, Inc.

Overview

We aim to make the complicated world simpler through technology. We strive to achieve this mission through our two-pillar strategy: strengthen our mobile foundation and lead in artificial intelligence (AI).

Our business currently consists of two segments, Baidu Core and iQIYI. Baidu Core primarily comprises (i) search plus feed, including Baidu App, short video products, and knowledge and information products, such as Baidu Knows, Baidu Wiki, and Baidu Post, as well as our online marketing services, which we describe as our “mobile ecosystem,” and (ii) new AI businesses, such as DuerOS (voice assistant and smart devices), Baidu Cloud (AI solutions and cloud services), and Apollo (autonomous driving and smart transportation). iQIYI is an innovative market-leading online entertainment service provider in China. iQIYI’s platform features highly popular original content as well as a comprehensive library of other professionally-produced content, professional user generated content, and user-generated content.

Our operations are primarily conducted in China, and revenues are primarily generated from China.

Baidu Core—Mobile Ecosystem

Products and Services for Users

We aspire to provide the best experience to our users. To enrich user experience, we provide a broad range of products and services accessible through mobile devices, personal computers (PCs), and other smart devices. We offer search and other services on the Baidu platform that connect users to relevant information online, including web pages, news, images, documents, live streaming, short videos and other multimedia files, and services, through links provided on our website, apps, and skills store, as well as native-app like experiences via our Smart Mini Program.

Baidu App

Our flagship app enables users to access our search, feed, and other services through mobile devices. Baidu App offers twin-engine search-plus-feed functions that leverage our AI-powered algorithms and deep user insight to offer users a compelling experience. It features improved feed display, short videos, Smart Mini Programs, enhanced voice input, text to speech, and augmented reality search to better serve users of mobile devices. In June 2020, average DAUs of Baidu App reached 204 million, and in-app search queries grew 28% year-over-year in the second quarter of 2020.

Baidu Search. Users can access our search and other services through Baidu’s properties and Baidu Union partners’ properties. In addition to text inputs, our users can conduct AI-powered voice search and visual search. Voice search integrates speech recognition and search technologies to enhance the user experience by providing a more natural and convenient input modality. Visual search enables the use of smart phone cameras to capture images and retrieve related content and services on the web. For example, users can take a photo of a plant or a pet to identify the species. We also endeavor to improve the search experience, through other AI-powered products such as Top 1, to satisfy user queries with the first displayed search result, which we believe will be an important capability with the adoption of smart devices with smaller screens. In addition, we offer vertical search to our users, such as video search and online literature search.

Baidu Feed. Baidu Feed is a product within Baidu App that provides users with personalized timeline based on their demographics and interests. Baidu Feed complements our core search product, leverages Baidu AI recommendation algorithms and monetization platform, and contributes to user engagement and retention, including content sharing, likes, and comments. We also provide text-to-speech function for feeds to help users get hands free.

Short Video Apps

Haokan. Haokan is a short video app, offering a wide variety of user generated and professionally produced short videos, usually several minutes long, in coordination with multiple channel networks (MCNs). Haokan allows users to upload, view, search, rate, share, favorite, comment, and follow. Video content creators and curators can distribute their content to build a fan base and receive revenue share for their content contribution.

Quanmin. Quanmin is a flash video app for users to create and share short videos, usually less than one minute long, and live videos with entertainment orientation, such as musical, dance, comedy, acting, and lip-sync. Users can shoot or upload flash videos and edit them with built-in special effects, filters, and stickers. Contents are distributed in personalized timeline powered by Baidu AI recommendation algorithms.

Knowledge-and-Information Centric Products

Baidu Knows. Baidu Knows is a question-and-answer community where questions are asked, answered, and organized by our users. The answers posted on Baidu Knows are generated by our users, professionals, enterprises, and governmental agencies. Baidu Knows also leverages Baidu’s search capabilities to help users find answers to their questions on the web fast and efficiently, and at the same time, various partners of Baidu Knows can reach their target users accurately.

Baidu Wiki. Baidu Wiki is a wiki, compiled by experts in specialized fields, featuring high-quality columns, such as Encyclopedia of Intangible Cultural Heritage, Digital Museum and Recorder of History, as well as a complete video-based knowledge source.

Baidu Healthcare Wiki. Baidu Healthcare Wiki offers healthcare and wellness information from authoritative and professional sources in text, video, picture, and Q&A formats.

Baidu Wenku. Baidu Wenku hosts a library of digital documents, covering a wide range of content, such as education, architecture, law, internet, and finance, shared in forms such as academic papers and PowerPoint presentations by professionals, enterprises, institutions, and other users. Combined with Baidu Search’s capabilities, Baidu Wenku serves as an abundant resource to help users obtain high-quality study content and knowledge and information in a variety of topics efficiently.

Baidu Scholar. Baidu Scholar is an academic search engine that provides literature retrieval functionality from massive Chinese and English academic resources including various academic journals and conference papers. Baidu Scholar also provides research tools such as plagiarism detection and journal search, and helps scholars efficiently find scholarly literature relevant to their academic topics.

Baidu Experience. Baidu Experience is an online platform where users share daily knowledge and experience. At the aim of providing practical and high efficiency solutions, Baidu Experience covers multiple fields such as software, lifestyle tips, and games, etc.

Baidu Post. Baidu Post is a social media built on topical online communities. Users can post text, image, audio, and video content and reply to original curation, forming valuable discussion groups. Baidu Post draws new users through close integration with search and user generated content, and has been a popular platform for celebrity fans, online game players, and online novel readers to build communities for topical discussions, especially about current cultural trends.

Other User Products

Baidu Maps. Baidu Maps is a platform providing users with travel-related services including intelligent point-of-interest search, route planning, precise navigation, and real-time traffic condition information. Baidu Maps, as a new generation of AI map, supports voice interactions in a full spectrum of scenarios through its voice assistant, which allows users to customize the voice. Baidu Maps also provides professional and stable map services to business partners across different sectors.

Baidu Input Method Editor (Baidu IME). Baidu IME is a Chinese-language mobile keyboard that utilizes Baidu AI to improve input accuracy, remember corrections, and offer a customized dictionary of new or uncommon words. Baidu IME supports advanced functions such as extended voice input, smart punctuation recommendation, voice message translation, voice modification, and contextual speech detection. Baidu IME AI version was launched in 2019 with features including mixed voice input in Mandarin and other Chinese dialects with English, real-time translation and augmented reality Emoji.

Overseas Products. We offer a series of products and services in overseas markets, including popIn (ad recommendation platform), MediaGo (ad network platform), Simeji (leading mobile keyboard in Japan), and Facemoji (Simeji’s international edition).

Products and Services for Customers

Online Marketing Services

We deliver online marketing services to a diverse customer base consisting of small and medium-sized enterprises (SMEs), large domestic businesses, and multinational companies across industries and geographical locations. The defined industries in which our customers operate include healthcare, education, retail/e-commerce, online game services, personal care, franchising, financial services, real estate, and home furnishing sectors, and business services. Although our customers are located across China, we have a more active and larger customer base in the coastal regions, reflecting the current economic demographics in China.

Our online marketing services enable the delivery of comprehensive, rich, and diversified marketing offerings to fulfill customer needs. We have made continuous improvements to the marketing services on our platform, including the following initiatives:

•

Video ads: We promoted the monetization of our video traffic in 2019, using diversified monetization products such as live streaming and short videos, equipped with video creative production tools, to provide our customers with a richer and more effective brand communication medium.

•

oCPX: oCPX provides our marketing customers with more options for lead generation. It enables our customers to bid for online marketing services based on pre-defined results other than on a cost-per-click basis, such as on a cost-per-impression, cost-per-action, or cost-per-view basis.

•	Action ads: Action ads comes in a wide range of ad formats, including click-to-call, click-to-chat, click-to-download, and click-to-buy, to help marketing customers achieve better conversion.

•

Consumer relationship management (CRM): By combining marketing automation and sales force automation functionalities, our CRM service allows customers to effectively qualify and nurture marketing-generated leads from consumers on our platform to further convert them into orders and increase the return of the ad spending.

•

Hosted marketing platform: Our hosted marketing platform integrates our CRM with our “one-stop-shop” media purchase platform to allow our customers to purchase brand and performance-based marketing services, build audience and user engagement, generate leads, and maintain relationships with users, leveraging tools and services powered by Baidu AI. Our hosted marketing platform helps us better understand our customers’ needs and enable our customers to leverage Baidu’s AI to simplify their marketing process and improve the effectiveness of their marketing efforts.

Online marketing services include P4P (pay for performance) services and others. Typically, a P4P customer pays us when users click on one of its website links on Baidu Search or Baidu Feed or Baidu Union partners’ properties, while a non-P4P customer pays us based on the duration of the placement on Baidu Search or Baidu Feed.

P4P. Our auction-based P4P services allow customers to bid for priority placement of paid sponsored links and reach users who search for information related to their products or services. Customers may choose to purchase search, feed and other online marketing services and have the option to set daily allowances target users by geography in China and specify the time period for their campaign. As our partners adopt Smart Mini Programs and Managed Pages, some of them have begun to use these properties as their landing pages, in lieu of their websites.

Search marketing services are mainly provided to customers through our proprietary online marketing system which drives monetization efficiency by improving relevance in paid search and optimizing value for our customers.

Feed marketing services usually comprise image-based or video-based advertising, appearing between the feed headlines or within the feed content. It is powered by Baidu AI in order to better match goods and services providers with their targeted audience while optimizing user experience.

Others. Our other marketing services comprise display-based marketing services and other online marketing services based on performance criteria other than cost per click (CPC). Customers can choose different mix of our service offerings to optimize their ROI. BrandZone allows customers to display integrated text, logo, image, and video in a structured and uniform manner on a prominent position of the search result page or in vertical search products, such as Baidu Knows. Programmatic marketing platform supports the placement of advertisement using standard, intelligent, or customized creativity, different purchasing methods (guaranteed delivery or real time bidding), and multiple payment methods.

Products and Services for Partners

We attract numerous business partners, which help create opportunities for us to work with them in research and development and other business cooperations and establish long term business relationships.

Baidu Union. Baidu Union consists of a large number of third-party websites and mobile apps. We match our customers’ promotional links to the properties of Baidu Union partners. Some Baidu Union partners also embed our products and services onto their properties. We allow Baidu Union partners to provide high-quality, relevant search results to their users without incurring the cost of development and maintenance for advanced search capabilities and monetize their traffic through revenue sharing arrangements with us. Baidu Union partners may use our content recommendation system to provide feed content and ads to their users.

Baijiahao (BJH Accounts). Our publisher network of BJH Accounts aggregates news articles, photos, short videos, live videos, and augmented reality clips from MCNs, media outlets, and other professional sources for distribution through our search, feed, and short video products.

Smart Mini Program. Smart Mini Programs are applets developed by our partners to share their content and services in Baidu App with native-app like experience. The number of smart phones sold in China is on a decline and app installation costs have been rising, causing app developers to take interest in offering their content and services through Baidu App. Smart Mini Program has become increasingly popular, as users can now search for content and services that were historically only available in apps, and saves users from having to download and maintain so many apps on their phones. Smart Mini Program was launched in July 2018, and its monthly active users reached 339 million in June 2020.

Managed Page. Managed Page is an alternative for HTML site owners to use as the landing page for search results. Mobile site owners no longer need to purchase server, software, and bandwidth to maintain a web presence. Instead, they can open an account on Baidu’s platform, use leverage our tools, services and AI to more efficiently reach and engage with users. Managed Page comes with industry-specific solutions and is designed to provide users with more reliable and secure information.

Baidu Core—New AI Businesses

Our new AI businesses comprise new business initiatives, including DuerOS (voice assistant and smart devices), Baidu Cloud (AI solutions and cloud service), and Apollo (autonomous driving and smart transportation). These businesses leverage Baidu AI on Baidu Brain, our internally developed AI platform.

DuerOS. DuerOS is a leading voice assistant for the Chinese language, which is installed on Xiaodu smart home devices, smart phones, smart earphones, children smart watches and story machines. With over 4,000 skills in wide-ranging genres, including children’s stories, education, fitness and online games, the DuerOS skills store empowers Xiaodu smart devices to offer so much more beyond listening to music and watching videos, such as stories, short video and live streaming. Xiaodu smart display with upgraded DuerOS enables hand gesture control and full-duplex continued conversation (multi-round conversation without wake words) through eye gesture detection.

Baidu Cloud. Baidu Cloud primarily provides AI solutions, cloud infrastructure, and other services to enterprises and individuals. Our goal is to offer a comprehensive set of products, services, and tools to enable enterprises and individuals to improve productivity and operational efficiency through the use of Baidu AI and cloud infrastructure. Baidu Cloud offers industry-specific AI solutions, serving sectors, including financial services, media, industrial goods, education, consumer goods, and telecommunications, while supporting our internal needs. We also offer Baidu Drive, which allows users to store and retrieve photos, videos, and other files on Baidu Cloud, along with other capabilities, such as group share and data transfer.

Apollo. Apollo is a leader in autonomous driving in China with over 200 partners, including original equipment manufacturers (OEMs), Tier-1 parts suppliers and hardware providers. Apollo supports third-party development through Apollo open platform, as well as the beginning of commercialization of autonomous driving and smart transportation. Apollo offers V2X solutions, the infrastructure backbone to smart transportation, to cities in China to help them improve municipal traffic condition, air pollution and road safety, using Baidu AI technology. In September 2019, Apollo’s first robotaxi pilot program, leveraging Apollo’s V2X solution, was made available to the public in Changsha, Hunan, with an initial fleet of 45 autonomous driving vehicles. The Apollo robotaxi operations in Beijing, Changsha and Cangzhou have expanded into larger networks and more complex road conditions, such as downtown streets.

iQIYI

iQIYI is an innovative market-leading online entertainment service provider in China.

Products and Services

iQIYI produces, aggregates, and distributes a wide variety of professionally produced content (PPC), as well as a broad spectrum of other video content in a variety of formats.

PPC. iQIYI’s PPC mainly includes original content and licensed content.

•

Original content. iQIYI’s original content includes high quality content produced in-house and those produced in collaboration with third-parties. iQIYI obtains the intellectual property rights through production, adaptation, or purchase from third parties, while the partners, typically established entertainment production companies, are responsible for content development and production. iQIYI maintains a high degree of control during the content development and production process.

•

Licensed content. iQIYI provides users with a curated selection of high-quality PPC from third parties. iQIYI licenses video content typically at fixed rates for a specified term, and pay licensing fees generally in installments upon signing of the contacts and during the licenses period. iQIYI also exchanges rights to distribute licensed content with other internet video streaming services to enrich our content library. In certain cases, iQIYI has the right of first refusal to purchase new content produced by the licensor.

Other Video Content. iQIYI offers a broad base of other video content with all kinds of genres, formats, and lengths of duration, such as internet movies and dramas, mini variety shows and animations, interactive videos, vertical or horizontal videos, as well as grassroots or influencer uploaded videos, edited video clips, and video blogs, or Vlogs, among others. iQIYI’s other video content expands its library and allows it to capture a broader user base, drive user engagement and enhance user stickiness.

Monetization

Membership Services. iQIYI’s membership services generally provide subscribing members with superior entertainment experience that is embodied in various membership privileges. Subscribing members have access to a large collection of VIP-only content comprising drama series, movies, animations, and cartoons, among others, and have earlier access to certain content aired on the iQIYI platform. Membership privileges generally include substantially ad-free streaming, 1080P or 4K high-definition video, enhanced audio experience, accelerated downloads and others. Subscribing member privileges also include coupons and discounts on paid on-demand films, as well as special privilege in offline events, such as exclusive access to live concerts. The number of subscribing members increased 22.3% from 87.4 million as of December 31, 2018 to 106.9 million as of December 31, 2019. Excluding individuals with trial memberships, the number of subscribing members increased by 22.7% from 86.1 million as of December 31, 2018 to 105.7 million as of December 31, 2019. As of June 30, 2020, the number of total subscribing members was 104.9 million.

Online Advertising. The prices of iQIYI’s advertising services depend upon various factors, including form and size of the advertising, level of sponsorship, popularity of the content or event in which the advertisements will be placed, and specific targeting requirements. Prices for the brand advertising service purchased by each advertiser or advertising agency are fixed under sales contracts.

Technology and People

Technology and people are critical to our long-term success.

Technology

We focus on technology and innovation. To stay at the forefront of the internet industry and to achieve long-term growth and success, we invest heavily in research and development. We established several research labs in China and the United States to enhance our research and development capabilities, and to focus on efficient data analysis, robotics, and other areas.

We have developed a proprietary technological infrastructure which consists of technologies for AI, search, P4P, and large-scale systems. Our established infrastructure serves as the backbone for our mobile, PC, and AI platforms.

AI. We have been investing in AI for a number of years, particularly in the areas of natural language processing, knowledge graph, user understanding, speech technology, computer vision, augmented reality, data science, and deep learning technology. Baidu AI powers our core businesses, including search and feed, DuerOS, Baidu Cloud, and Apollo. Through Baidu AI Open Platform, we have opened up Baidu AI capabilities to third-party developers and provided them with tool kits on Baidu Cloud. We are also exploring ways to apply AI technologies and accelerate the commercialization of AI products and services, including chips, knowledge graph, computer vision, speech, natural language processing, and deep learning platform.

Search Technology. Our search is powered by a set of industry-leading technologies, including search ranking system, video search, multimodal search, web crawling, natural language processing, extraction and analysis of behavioral information of mobile internet users, and Top 1 search.

P4P Technology. Our P4P platform serves billions of relevant, targeted sponsored links each day based on search terms users enter or content they view on the web page. Our key P4P technology includes P4P auction system, Phoenix Nest (an online marketing platform using an enhanced algorithm), attention-based technology, content auto-generation technology, and others.

Large-Scale Systems and Technologies. We have developed various large-scale systems and technologies, including (i) an automated management platform for large size clusters, (ii) an efficient, distributed, and structured storage system to support Baidu Core products and services, (iii) a comprehensive set of ultra-large scale distributed computer system that increases the utility rate of idle resources, and (iv) our indexing technology supports billions of daily search requests on over tens of thousands of servers located across multiple internet data centers.

People

We have a visionary and experienced management team. Under their leadership, we have developed a strong company culture that encourages innovation, continuous self-improvement, and strong commitment to providing the best experience to our users and customers. As a leading technology company, we believe it is imperative to value our employees and provide abundant opportunities for training, responsibility, and career advancement in our organization

Revenue, Profit, and Cash Flow

Our total revenues in 2019 were RMB107.4 billion, representing a 5% increase over our total revenues in 2018. Our operating profit in 2019 was RMB6.3 billion, representing a 59% decrease from our operating profit in 2018. Our net income attributable to Baidu, Inc. in 2019 was RMB2.1 billion, compared to RMB27.6 billion in 2018. Our total revenues for the six months ended June 30, 2020 were RMB48.6 billion (US$6.9 billion), representing a 4% decrease from our total revenues for the six months ended June 30, 2019. Our operating profit for the six months ended June 30, 2020 were RMB3.2 billion (US$454 million), compared to operating loss of RMB703 million for the six months ended June 30, 2019. Our net income attributable to Baidu, Inc. for the six months ended June 30, 2020 were RMB3.6 billion (US$513 million), representing increases of 74% from the corresponding period in 2019. For the six months ended June 30, 2020, we generated RMB10.4 billion (US$1.5 billion) net cash from operating activities, compared to RMB8.6 billion for the six months ended June 30, 2019. For a discussion of the impact from our adoption of Accounting Standards Update (“ASU”) No. 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”) see “Certain Financial Data.” As of June 30, 2020, we held a total of RMB154.1 billion (US$21.8 billion) in cash, cash equivalents, restricted cash, and short-term investments.

Recent Developments

Share Repurchase Program. Our board of directors authorized a share repurchase program in May 2020, and subsequently amended it in August 2020. Under the share repurchase program, we may repurchase up to US$3.0 billion of our shares, effective through December 31, 2022. Our proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations. As of September 30, 2020, we have repurchased our American depositary shares (ADSs) for approximately US$1.1 billion under the share repurchase program.

Senior Unsecured Notes Offering. In April 2020, we issued an aggregate of US$1.0 billion senior unsecured notes in two tranches, including US$600 million 3.075% notes due 2025 and US$400 million 3.425% notes due 2030. The notes have been registered under the Securities Act of 1933, as amended, or the Securities Act, and are listed on the Singapore Stock Exchange, or SGX-ST. The net proceeds from the offering of the notes have been used to repay existing indebtedness and for general corporate purposes. We are not subject to any financial covenants or other significant restrictions under the notes.

Financing for Smart Living Business. In September 2020, we entered into definitive agreements for Series A financing of our smart living business, or Smart Living Group (“SLG”), at a post-money valuation of approximately RMB20 billion (US$2.9 billion), with investors including CPE, Baidu Capital and IDG Capital. SLG operates DuerOS voice assistant and DuerOS-powered smart devices. The transaction is subject to certain closing conditions and is expected to be completed in the fourth quarter of 2020. Upon the completion of the Transaction, we expect to continue to consolidate the financial results of SLG, as a majority shareholder.

Corporate Information

We were incorporated in the Cayman Islands in January 2000. We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our websites and provide certain services. Our American depositary shares, ten of which represent one Class A ordinary share, par value US$0.00005 per share, of our company, currently trade on the Nasdaq Global Select Market under the symbol “BIDU.”

Our principal executive offices are located at Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China. Our telephone number at this address is +86 (10) 5992-8888. We have appointed C T Corporation System, which is located at 28 Liberty Street, New York, NY 10005, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with this offering. Our corporate website is www.baidu.com. Information appearing on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the Notes.

Issuer	Baidu, Inc.

Notes Offered	US$ aggregate principal amount of % notes due 20 (the “20 Notes”) and US$ aggregate principal amount of % notes due 20 (the “20 Notes,” together with the 20 Notes, the “Notes”).

Maturity Dates	The 20 Notes will mature on , 20 and the 20 Notes will mature on , 20 .

Interest Rates	The 20 Notes will bear interest at a rate of % per year and the 20 Notes will bear interest at a rate of % per year.

Interest Payment Dates	and , beginning on , 20 . Interest will accrue from , 20 .

Optional Redemption	We may at our option redeem the 20 Notes at any time prior to , 20 , and the 20 Notes at any time prior to , 20 , in each case, in whole or in part, at a price equal to the greater of 100% of the principal amount of the Notes to be redeemed and the make whole amount plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to (but not including) the applicable redemption date. See “Description of the Notes—Optional Redemption.”

In addition, we may at our option redeem the 20 Notes at any time from or after , 20 , and the 20 Notes at any time from or after , 20 , in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to (but not including) the applicable redemption date. See “Description of the Notes—Optional Redemption.”

Repurchase Upon Triggering Event	Upon the occurrence of a Triggering Event (as defined in “Description of the Notes”), we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. See “Description of the Notes—Repurchase Upon Triggering Event.”

Ranking	The Notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes;

•	rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law);

•	be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and

•	be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

Covenants	We will issue the Notes under an indenture with The Bank of New York Mellon, as trustee. The indenture will, among other things, limit our ability to incur liens and consolidate, merge, or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications and the Notes and the indenture do not otherwise restrict or limit our ability to incur additional indebtedness or enter into transactions with, or to pay dividends or make other payments to, affiliates. For more details, see “Description of the Notes” and “Description of Debt Securities” in the accompanying prospectus.

Payment of Additional Amounts	All payments of principal, premium, and interest made by us in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in “Description of the Notes—Payment of Additional Amounts”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, China, or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, subject to certain exceptions. See “Description of the Notes—Payment of Additional Amounts.”

Tax Redemption	Each series of the Notes may be redeemed at any time, at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date in the event we become obligated to pay additional amounts in respect of such Notes as a result of certain changes in tax law. See “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering to repay certain existing indebtedness. See “Use of Proceeds.”

Denominations	The Notes will be issued in minimum denominations of US$200,000 and multiples of US$1,000 in excess thereof.

Form of Notes	We will issue the Notes in the form of one or more fully registered global Notes registered in the name of the nominee of The Depository Trust Company, or DTC. Investors may elect to hold the interests in the global notes through any of DTC, Clearstream, or Euroclear, as described under the heading “Description of the Notes—Book-Entry; Delivery and Form.”

Further Issuances	We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN, or other identifying number as any Notes issued hereunder unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Risk Factors	You should consider carefully all the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular the risk factors set forth under the heading “Risk Factors” beginning on page S-16 of this prospectus supplement and the risk factors set forth in our 2019 Form 20-F, which is incorporated by reference in the accompanying prospectus, before investing in any of the Notes offered hereby.

Listing	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

So long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, our company will appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption in the event that the global notes are exchanged for Notes in definitive form. In addition, in the event that the global notes are exchanged for Notes in definitive form, an announcement of such exchange will be made by or on behalf of our company through the SGX-ST and such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Governing Law	New York.

Trustee, Registrar, and Paying Agent	The Bank of New York Mellon.

RISK FACTORS

Prospective purchasers of the Notes should carefully consider the risks described below in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference before deciding to purchase any Notes. If any of these risks actually occurs, our business, financial condition, and results of operations could suffer, and you may lose all or part of your investment.

Risks Related to the Notes

The Notes will be structurally subordinated to all obligations of our existing and future subsidiaries and consolidated affiliated entities.

The Notes will not be guaranteed by any of our existing or future subsidiaries and consolidated affiliated entities, who together hold substantially all of our operating assets and conduct substantially all of our business. Our subsidiaries and consolidated affiliated entities will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan, or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries and consolidated affiliated entities such that in the event of insolvency, liquidation, reorganization, dissolution, or other winding up of any of our subsidiaries or consolidated affiliated entities, all of that subsidiary’s or consolidated affiliated entity’s creditors (including trade creditors) and any holders of preferred stock or shares would be entitled to payment in full out of that subsidiary’s or consolidated affiliated entity’s assets before any remaining assets would be available to Baidu, Inc. to make payments due on the Notes.

In addition, the indenture governing the Notes will, subject to some limitations, permit these subsidiaries and consolidated affiliated entities to incur additional obligations and will not contain any limitation on the amount of indebtedness or other liabilities, such as trade payables, that may be incurred by these subsidiaries and consolidated affiliated entities.

The indenture does not restrict the amount of additional debt that we may incur.

The Notes and the indenture under which the Notes will be issued do not limit the amount of unsecured debt that may be incurred by us or our subsidiaries or consolidated affiliated entities, and they permit us and certain of our subsidiaries and consolidated affiliated entities to incur secured debt without equally and ratably securing the Notes under specified circumstances. As of June 30, 2020, our total debt was RMB70.4 billion (US$10.0 billion), primarily consisting of US$512 million in short-term loans, US$1.2 billion in long-term loans, and our US$750 million 3.500% notes due 2022, US$500 million 4.125% notes due 2025, US$900 million 2.875% notes due 2022, US$600 million 3.625% notes due 2027, US$1.0 billion 3.875% notes due 2023, US$500 million 4.375% notes due 2028, US$850 million 4.375% notes due 2024, US$600 million 3.075% notes due 2025, US$400 million 4.875% notes due 2028, US$400 million of 3.425% notes due 2030, iQIYI’s US$750 million 3.75% convertible senior notes due 2023, and iQIYI’s US$1.2 billion 2.00% convertible senior notes due 2025. After the completion of this offering, we and our subsidiaries and consolidated affiliated entities may incur additional debt. Our and our subsidiaries’ and consolidated affiliated entities’ incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

The Notes will be effectively subordinated to any of our secured obligations to the extent of the value of the property securing those obligations.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to our existing and future secured obligations with respect to the assets that secure those obligations. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured obligations, or in the event of our bankruptcy, insolvency, liquidation, dissolution, or reorganization, the proceeds from the sale of assets securing our secured obligations will be available to pay obligations on the Notes only after all such secured obligations have been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution, or reorganization.

We may not be able to repurchase the Notes upon a Triggering Event.

Upon the occurrence of a Triggering Event described in “Description of the Notes—Repurchase Upon Triggering Event,” we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. The source of funds for any purchase of the Notes would be our available cash or cash generated from our subsidiaries’ or consolidated affiliated entities’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a Triggering Event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Triggering Event and repay our other indebtedness that may become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law.

Holders of the Notes may not be able to determine when a Triggering Event giving rise to their right to have the Notes repurchased has occurred.

The definition of Triggering Event in the indenture that will govern the Notes includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from, the business operations conducted by the Group. There is no precise established definition of the phrase “substantially all” under New York law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of a Triggering Event may be uncertain.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders of the Notes upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the Notes. For example, we are not required to offer to repurchase all outstanding Notes upon the occurrence of a change of control event (which event would trigger such a repurchase obligation under our 3.500% Notes due 2022 in the principal amount of US$750 million). In addition, certain important corporate events, such as merger or consolidation, sale of all or substantially all of the assets, liquidation or dissolution and leveraged recapitalizations, would not, under the indenture that will govern the Notes, constitute a Triggering Event that would require us to repurchase the Notes, even though those corporate events could adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of the Notes—Repurchase Upon Triggering Event.”

The indenture for the Notes also does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows, or liquidity;

•	limit our ability to incur obligations that are equal in right of payment to the Notes;

•

restrict our subsidiaries’ or consolidated affiliated entities’ ability to issue unsecured securities or otherwise incur unsecured obligations that would be senior to our equity interests in our subsidiaries or consolidated affiliated entities and therefore rank effectively senior to the Notes;

•	limit the ability of our subsidiaries or consolidated affiliated entities to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other obligations;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our shares or other securities ranking junior to the Notes; or

•	limit our ability to sell, merge, or consolidate any of our subsidiaries or consolidated affiliated entities.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances, and events that could have an adverse impact on your investment in the Notes.

An active trading market for the Notes may not develop, and the trading price of the Notes could be materially and adversely affected.

The Notes are a new issue of securities for which there is currently no trading market. Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. However, there can be no assurance that we will be able to obtain or maintain such listing or that an active trading market will develop. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been advised that the underwriters intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue such market making activity at any time without notice. Therefore there can be no assurance that an active trading market for the Notes will develop or be sustained. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In addition, the Notes may trade at prices that are higher or lower than the price at which the Notes have been issued. The price at which the Notes trade depends on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	our results of operations, financial condition, and future prospects;

•	changes in our industry and competition;

•	the market conditions for similar securities; and

•	general economic conditions,

almost all of which are beyond our control. As a result, there can be no assurance that you will be able to resell the Notes at attractive prices or at all.

We may be deemed a PRC “resident enterprise” under PRC tax laws, which could subject interest on the Notes to PRC withholding tax and gains on the transfer of the Notes to PRC income tax and could, under certain circumstances, permit us to redeem the Notes.

If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes who are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within China, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in China, or (ii) has an establishment or premises in China but its income derived from China has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider interest we pay with respect to the Notes or any gains realized from the transfer of Notes to be income derived from sources within China, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty). However, if we are treated as a PRC resident enterprise, it is unclear whether in practice non-resident investors would be able to obtain the benefits of tax treaties between China and their countries. In addition, if we are considered a PRC resident enterprise, interest payable by us to non-resident holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%.

If we were deemed a PRC resident enterprise and required to withhold tax on interest on the Notes, we would be required, subject to certain exceptions, to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” As described under “Description of Debt Securities—Tax Redemption” in the accompanying prospectus, we may redeem the Notes in whole at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest if such requirement to pay additional amounts results from a change in law (or a change in the official application or interpretation of law).

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates are relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the Notes.

Our credit ratings may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Risks Related to Our Business

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business and could be adversely impacted by unfavorable results of legal proceedings and investigations.

We are subject to various legal proceedings, claims and government investigations that have arisen in the ordinary course of business and have not yet been fully resolved, and new legal proceedings, claims and investigations may arise in the future. In addition, agreements entered into by us sometimes include indemnification provisions which may subject us to costs and damages in the event of a claim against an indemnified third party. The existence of litigation, claims, investigations and proceedings may harm our reputation, business and adversely affect the trading price of our ADSs. In 2020, our subsidiary iQIYI and their respective current and former directors and officers were involved in an SEC investigation and several federal punitive securities litigations. Also in 2020, we and certain of our current and former officers were named as defendants in three federal putative securities class actions. See “Certain Financial Data—Legal Proceedings.” Regardless of the merit of particular claims, legal proceedings and investigations may result in reputational harm, be expensive, time consuming, disruptive to our operations and distracting to management. In the event we do not prevail or we enter into settlement arrangements in any of these proceedings or investigations, we may incur significant expenses which may materially adversely affect our results of operations.

The outcome of legal proceedings and investigations is inherently uncertain. If one or more legal matters were resolved against us or an indemnified third party in a reporting period for amounts in excess of management’s expectations, our financial condition and operating results for that reporting period could be materially adversely affected. Further, such an outcome could result in significant compensatory, punitive or trebled monetary damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief against us that could materially adversely affect our financial condition and operating results.

In addition to the content developed and posted on our platform by ourselves, our users are free to post information on Baidu Post, Baidu Knows, Baidu Wiki, Baidu Wenku and other sections of our platform, our content providers may provide content through Baijiahao platform and our P4P customers may create text-based descriptions, image descriptions and other phrases to be used as text, images or keywords in our search listings, and users can also use our personal cloud computing service to upload, store and share documents, images, audio and videos on our cloud servers. We have been and may continue to be subject to claims and investigations for intellectual property ownership and infringement, defamation, negligence or other legal theories based on the content found on our platform, the results in our paid search listings or our other products and services, which, with or without merit, may result in diversion of management attention and financial resources and negative publicity for our brand and reputation. In November 2018, an individual, together with his related company, filed a complaint alleging acts of defamation and libel, commercial disparagement, tortious inference with prospective business relations, intentional infliction of emotional distress and civil conspiracy against, among others, us and Robin Yanhong Li in his capacity as our chairman and chief executive officer in the Supreme Court of New York. The complaint alleged, among other things, that the defendants published articles containing false and defamatory statements concerning the plaintiffs, and sought damages in an aggregate amount of US$11 billion, including purported punitive damages of US$10 billion. Defendants moved the complaint to the U.S. District Court for the Eastern District of New York and filed motions to dismiss the complaint. The plaintiff voluntarily dismissed that complaint, and then added us and Mr. Li as defendants to an amended complaint in a separate lawsuit involving substantially similar claims against numerous other parties, that was then-pending in the Supreme Court of New York (the “Second State Court Lawsuit”). We filed motions to dismiss that complaint, which were not opposed. The plaintiff filed a notice of voluntary discontinuance of the complaint in the Second State Court Lawsuit, and subsequently filed a nearly identical complaint in the U.S. District Court for the Eastern District of New York. In January 2020, the U.S. District Court for the Eastern District of New York dismissed that complaint in its entirety with prejudice, and the time for plaintiff to appeal that dismissal has expired. In February 2020, the Supreme Court of New York granted defendants’ motions to discontinue the Second State Court Lawsuit with prejudice. No appeal of that order has been filed as of the date of this disclosure. We believe these claims to be without merit and intend to continue to defend ourselves vigorously. See “Item 8.A. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020. Furthermore, if the content posted on our platform or found, stored or shared through our other products and services contains information that government authorities find objectionable, our platform or relevant products or services may be shut down and we may be subject to other penalties. See “—Risks Related to Doing Business in China—Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and subject us to liability for information displayed on or linked to our platform and negative publicity in international media” of our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020.

We have been, and may again in the future be, subject to claims, investigations or negative publicity based on the results in our paid search listings. Claims have been filed against us after we allowed certain customers to register keywords containing trademarks, trade names or brand names owned by others and displayed links to such customers’ websites in our paid search listings. While we maintain a database of certain well-known trademarks and continually update our system algorithms and functions to guard against customers keywords containing the well-known trademarks that are owned by others, it is not possible for us to completely prevent our customers from bidding on keywords that contain trademarks, trade names or brand names owned by others. There has been negative publicity about fraudulent information in our paid search listings. Although we have been continually enhancing our technology, control and oversight to prevent fraudulent websites, web pages and information from appearing in our paid search listings, there is no guarantee that the measures we have taken are effective at all times. Claims, investigations and negative publicity based on the results in our paid search listings, regardless of their merit, may divert management attention, severely disrupt our operations, adversely affect our results of operations and harm our reputation.

Risks Related to Doing Business in China

Our auditor of the consolidated financial statements included in our annual report on Form 20-F filed with the SEC, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, or PCAOB, and consequently, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulation Commission, or the CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions the SEC and the PCAOB will take to address the problem. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work papers and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. After this transition period, if currently listed companies were unable to meet the enhanced listing standards, then they would become subject to securities exchange rules and processes that could lead to possible de-listing if not cured. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman Jay Clayton had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals.

Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021, which contains provisions comparable to the Kennedy Bill. If either of these bills is enacted into law, it would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. Enactment of any of the foregoing legislation and proposals or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations or proposals will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

CERTAIN FINANCIAL DATA

Set forth below are certain consolidated statements of comprehensive income (loss) data and cash flow data for the years ended December 31, 2015, 2016, 2017, 2018, and 2019 and certain consolidated balance sheet data as of December 31, 2015, 2016, 2017, 2018, and 2019. The consolidated statements of comprehensive income (loss) data and cash flow data presented below for the years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from our audited consolidated financial statements that are included in our 2019 Form 20-F and are incorporated by reference in the accompanying prospectus. The consolidated statements of comprehensive income data and cash flow data presented below for the years ended December 31, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements that are not included in our 2019 Form 20-F. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP.

The consolidated statements of comprehensive income (loss) data and cash flow data presented below for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 have been derived from our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2019 and 2020 and as of June 30, 2020, which are contained in our current report on Form 6-K furnished to the SEC on October 5, 2020 and are incorporated into the accompanying prospectus by reference. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data, except for the recently adopted ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and results of operations for the periods presented.

The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2019 and as of December 31, 2018 and 2019 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2019 Form 20-F, and our current report on Form 6-K furnished to the SEC on October 5, 2020. Our historical results do not necessarily indicate results expected for any future periods.

Starting from January 1, 2020, we adopted ASU 2019-02, using a prospective transition method. For the six months ended June 30, 2020, cash outflows for the costs incurred to acquired licensed content copyrights are reported as operating cash outflows in our condensed consolidated statement of cash flows whereas they were reported as investing cash outflows prior to the adoption of ASU 2019-02.

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2015(1)	2016(1)	2017(1)	2018(2)	2019(2)	2019(2)	2020(2)
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in millions)
						(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Comprehensive Income (Loss) Data:
Revenues:
Online marketing services	64,037	64,525	73,146	81,912	78,093	36,894	31,931	4,520
Others	2,345	6,024	11,663	20,365	29,320	13,555	16,648	2,355

Total revenues	66,382	70,549	84,809	102,277	107,413	50,449	48,579	6,875

Operating costs and expenses:
Cost of revenues	27,458	35,278	43,062	51,744	62,850	30,955	27,821	3,938
Selling, general and administrative	17,076	15,071	13,128	19,231	19,910	11,297	8,269	1,170
Research and development	10,176	10,151	12,928	15,772	18,346	8,900	9,282	1,313

Total operating costs and expenses	54,710	60,500	69,118	86,747	101,106	51,152	45,372	6,421

Operating profit (loss)	11,672	10,049	15,691	15,530	6,307	(703)	3,207	454

Total other income (loss), net	26,235	4,460	5,592	11,795	(6,647)	2,138	(677)	(95)

Income (loss) before income taxes	37,907	14,509	21,283	27,325	(340)	1,435	2,530	359

Income taxes	5,475	2,913	2,995	4,743	1,948	710	1,420	201
Net income (loss)	32,432	11,596	18,288	22,582	(2,288)	725	1,110	158

Less: Net loss attributable to noncontrolling interests	(1,232)	(36)	(13)	(4,991)	(4,345)	(1,360)	(2,510)	(355)

Net income attributable to Baidu, Inc.	33,664	11,632	18,301	27,573	2,057	2,085	3,620	513

Notes:

(1)	VAT is presented in the cost of revenues rather than net against revenues in accordance with the legacy revenue accounting standard (ASC 605).
(2)	VAT is presented as net against revenues rather than in the cost of revenues in accordance with the new revenue accounting standard (ASC 606).

	As of December 31,					As of June 30,
	2015	2016	2017	2018	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(In millions)
						(unaudited)	(unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents	9,960	10,898	11,084	27,638	33,443	20,349	2,880
Restricted cash	96	318	252	2,189	996	1,528	216
Short-term investments	57,969	71,196	89,381	111,626	112,924	132,174	18,708
Total assets(1)	147,853	181,997	251,728	297,566	301,316	304,468	43,094
Short-term loans	100	1,115	1,244	3,046	2,618	3,619	512
Long-term loans, current portion	975	3,468	10	84	737	7,506	1,062
Long-term loans	3,240	6,822	6,701	7,456	7,804	887	126
Notes payable, current portion	—	5,203	6,500	6,871	5,219	—	—
Notes payable	30,702	27,648	29,111	42,735	38,090	45,681	6,466
Convertible notes payable	—	—	—	4,712	12,297	12,694	1,797
Total liabilities	63,638	84,254	121,356	121,814	128,501	132,672	18,779
Total Baidu, Inc. shareholders’ equity	80,256	92,274	115,346	162,897	163,599	164,509	23,284

(1)

We adopted ASU No. 2016-02: Leases on January 1, 2019 using the modified retrospective transition method. Right-of-use assets (“ROU assets”) and lease liabilities (including current and non-current) for operating leases are presented on the face of the consolidated balance sheets as of December 31, 2019, while the consolidated balance sheet data for the years ended December 31, 2015, 2016, 2017, and 2018 have been prepared in accordance with ASC topic 840 (“ASC 840”), Accounting for Leases.

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2015	2016	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in millions)
						(unaudited)	(unaudited)	(unaudited)
Consolidated Cash Flow Data:
Net cash generated from operating activities(1)	19,771	22,480	32,828	35,967	28,458	8,626	10,386	1,470
Net cash used in investing activities(1)	(31,621)	(35,911)	(76,949)	(34,460)	(19,974)	(15,197)	(20,404)	(2,888)
Net cash provided by (used in) financing activities	7,778	14,447	44,557	15,082	(3,873)	(370)	(2,763)	(392)
Net decrease in cash and cash equivalents	(3,893)	—	—	—	—	—	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash(2)	—	1,160	120	18,491	4,612	(6,888)	(12,562)	(1,779)
Non-GAAP Measure
Adjusted EBITDA(3)	16,546	15,684	23,202	24,155	18,416	5,125	9,867	1,398

Notes:

(1)

We adopted ASU 2019-02 on January 1, 2020 using the prospective transition method, which reclassifies cash outflows for costs incurred to acquire licensed contents from investing activities to operating activities.

(2)

We adopted Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash on January 1, 2018 using the retrospective transition method. Restricted cash presented on the face of the consolidated balance sheets are included in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts presented in the statements of cash flows for the periods of 2016, 2017, 2018, 2019 and six months ended June 30, 2020.

(3)

To supplement our consolidated financial results presented in accordance with U.S. GAAP, we use adjusted EBITDA, a non-GAAP financial measure, in evaluating our performance and liquidity. We define adjusted EBITDA as operating profit excluding depreciation, amortization and impairment of intangible assets resulting from business combinations, and share-based compensation expenses. For a discussion of limitations of adjusted EBITDA, see “—Non-GAAP Financial Measure.”

Non-GAAP Financial Measure

We believe that adjusted EBITDA, a non-GAAP financial measure, provides meaningful supplemental information regarding our performance and liquidity by excluding certain expenses, particularly share-based compensation expenses and depreciation of fixed assets that may not be indicative of our operating performance or financial condition from a cash perspective. We believe that both our management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning and forecasting future periods. Adjusted EBITDA also facilitates our management’s internal comparisons to our historical performance and liquidity. We believe that adjusted EBITDA is useful to investors in allowing for greater transparency with respect to supplemental information used by our management in its financial and operational decision making. A limitation of using adjusted EBITDA is that it excludes interest, taxes, depreciation, amortization and impairment of intangible assets resulting from business combinations, and share-based compensation charges that have been, and will continue to be for the foreseeable future, significant expense items in our results of operations. Another limitation of using adjusted EBITDA is that it does not include all items that impact our net cash provided by operating activities during the period. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from adjusted EBITDA.

The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. In addition, our adjusted EBITDA may not be comparable to EBITDA, adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate this non-GAAP financial measure in the same manner as we do. Furthermore, we have adjusted, and may adjust from time to time the methodology of our adjusted EBITDA.

The accompanying table sets out our adjusted EBITDA for each period shown, together with a reconciliation between adjusted EBITDA and the most directly comparable U.S. GAAP financial measure, operating profit (loss).

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015	2016	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in millions)
						(unaudited)	(unaudited)	(unaudited)
Operating profit (loss)	11,672	10,049	15,691	15,530	6,307	(703)	3,207	454
Add: Share-based compensation expenses	1,387	1,760	3,244	4,676	5,626	2,832	3,336	473
Add: Depreciation of fixed assets and computer parts	2,886	3,451	3,805	3,730	5,616	2,769	2,825	400
Add: Amortization and impairment of intangible assets resulting from business combinations	601	424	462	219	867	227	499	71

Adjusted EBITDA (non-GAAP)	16,546	15,684	23,202	24,155	18,416	5,125	9,867	1,398

The discussion of our audited financial information for the three years ended December 31, 2019 and as of December 31, 2018 and 2019 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2019 Form 20-F, which is incorporated by reference in the accompanying prospectus.

Six months ended June 30, 2020 Compared to Six months ended June 30, 2019

Consolidated revenues. Our total revenues decreased by 4% from RMB50.4 billion in the six months ended June 30, 2019 to RMB48.6 billion (US$6.9 billion) in the six months ended June 30, 2020.

Our online marketing revenues for Baidu Core decreased by 11% from RMB32.7 billion in the six months ended June 30, 2019 to RMB28.9 billion (US$4.1 billion) in the six months ended June 30, 2020, mainly due to weakness in online advertising demand as our customers in industries that are negatively impacted by the outbreak of COVID-19, including healthcare, travel, franchising, auto/transportation and financial services, reduced their budgets on online advertising and marketing.

Our online marketing revenues for iQIYI decreased by 28% from RMB4.3 billion in the six months ended June 30, 2019 to RMB3.1 billion (US$442 million) in the six months ended June 30, 2020, primarily due to the challenging macroeconomic environment in China related to the COVID-19 pandemic.

Other revenues increased by 23% from RMB13.6 billion in the six months ended June 30, 2019 to RMB16.6 billion (US$2.4 billion) in the six months ended June 30, 2020, which was primarily due to the growth of subscription services of iQIYI, cloud services and smart transportation solutions.

Consolidated operating costs and expenses. Our total operating costs and expenses decreased by 11% from RMB51.2 billion in the six months ended June 30, 2019 to RMB45.4 billion (US$6.4 billion) in the six months ended June 30, 2020.

Cost of Revenues. Our cost of revenues decreased by 10% from RMB31.0 billion in the six months ended June 30, 2019 to RMB27.8 billion (US$3.9 billion) in the six months ended June 30, 2020. This decrease was primarily due to a decrease in traffic acquisition costs, sales tax and surcharges, and costs of goods sold. The decrease in traffic acquisition costs reflected decreasing union revenues, as the Company focused on growing in-app search and optimizing profitability over revenue growth.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses decreased by 27% from RMB11.3 billion in the six months ended June 30, 2019 to RMB8.3 billion (US$1.2 billion) in the six months ended June 30, 2020. This decrease was primarily due to decreased investment in channel spending and promotional marketing, as well as lower personnel related expenses.

Research and Development Expenses. Our research and development expenses increased by 4% from RMB8.9 billion in the six months ended June 30, 2019 to RMB9.3 billion (US$1.3 billion) in the six months ended June 30, 2020, primarily due to an increase in research and development personnel-related expenses.

Operating profit (loss). As a result of the foregoing, we generated an operating profit of RMB3.2 billion (US$454 million) in the six months ended June 30, 2020, compared to an operating loss of RMB703 million in the six months ended June 30, 2019.

Total other income (loss). Our total other loss was RMB677 million (US$95 million) in the six months ended June 30, 2020, primarily attributable to impairment losses on long-term investments and losses from equity method investments, which reflects the impact of COVID-19. In the six months ended June 30, 2019, our total other income amounted to RMB2.1 billion.

Income taxes. Our income tax expenses increased from RMB710 million in the six months ended June 30, 2019 to RMB1.4 billion (US$201 million) in the six months ended June 30, 2020. The increase in income tax expense was mainly due to tax withholding accrual for dividend distribution to offshore entities.

Net Income Attributable to Baidu, Inc. As a result of the foregoing, net income attributable to Baidu, Inc. increased by 74% from RMB2.1 billion in the six months ended June 30, 2019 to RMB3.6 billion (US$513 million) in the six months ended June 30, 2020.

Segment Revenues

The following table sets forth our revenues by segment and year-over-year change rate for the periods indicated, with each segment revenues including inter-segment revenues:

	For the Six Months Ended June 30,
	2019	2020
	RMB	RMB	US$	YoY%
	(in millions, except percentages, unaudited)
Revenues:
Baidu Core	36,990	34,194	4,839	(8)
iQIYI	14,100	15,062	2,132	7

Baidu Core. Baidu Core revenue decreased by 8% from RMB37.0 billion in the six months ended June 30, 2019 to RMB34.2 billion (US$4.8 billion) in the six months ended June 30, 2020.

iQIYI. iQIYI revenue increased by 7% from RMB14.1 billion in the six months ended June 30, 2019 to RMB15.1 billion (US$2.1 billion) in the six months ended June 30, 2020. This increase was mainly attributable to the growth of membership revenue.

Segment Operating Costs and Expenses

The following table sets forth our operating costs and expenses by segment and year-over-year change rate for the periods indicated, with each segment operating costs and expenses including inter-segment costs and expenses:

	For the Six Months Ended June 30,
	2019	2020
	RMB	RMB	US$	YoY%
	(in millions, except percentages, unaudited)
Operating Costs and Expenses:
Baidu Core	33,790	27,380	3,874	(19)
iQIYI	17,998	18,586	2,631	3

Baidu Core. Operating costs and expenses of Baidu Core mainly consist of personnel-related costs, traffic acquisition costs, marketing and promotion spending, bandwidth costs, depreciation and intangible amortization expenses, cost of goods sold, content costs and sales tax and surcharges.

Cost of revenues. The cost of revenues of Baidu Core decreased by 21% from RMB17.3 billion in the six months ended June 30, 2019 to RMB13.6 billion (US$1.9 billion) in the six months ended June 30, 2020, primarily due to a decrease in traffic acquisition costs, sales tax and surcharges, and costs of goods sold.

Selling, general and administrative expenses. The selling, general and administrative expenses of Baidu Core decreased by 35% from RMB8.8 billion in the six months ended June 30, 2019 to RMB5.8 billion (US$819 million) in the six months ended June 30, 2020, primarily due to a decrease in channel spending and promotional marketing, as well as lower personnel related expenses.

Research and development expenses. The research and development expenses of Baidu Core increased by 4% from RMB7.7 billion in the six months ended June 30, 2019 to RMB7.9 billion (US$1.1 billion) in the six months ended June 30, 2020.

iQIYI. Operating costs and expenses of iQIYI mainly consist of content costs, personnel-related costs, bandwidth costs, marketing and promotion spending, and payment platform charges.

Cost of revenues. The cost of revenues of iQIYI increased by 3% from RMB14.3 billion in the six months ended June 30, 2019 to RMB14.7 billion (US$2.1 billion) in the six months ended June 30, 2020, primarily due to increased content costs.

Selling, general and administrative expenses. The selling, general and administrative expenses of iQIYI increased by 1% from RMB2,487 million in the six months ended June 30, 2019 to RMB2,507 million (US$355 million) in the six months ended June 30, 2020.

Research and development expenses. The research and development expenses of iQIYI increased by 7% from RMB1,253 million in the six months ended June 30, 2019 to RMB1,342 million (US$190 million) in the six months ended June 30, 2020, primarily due to an increase in personnel-related costs.

Cash Flows and Working Capital

As of June 30, 2020, cash, cash equivalents, restricted cash and short-term investments were RMB 154.1 billion (US$21.8 billion).

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Six Months Ended June 30,
	2019	2020
	RMB	RMB	US$
	(in millions, unaudited)
Net cash generated from operating activities	8,626	10,386	1,470
Net cash used in investing activities	(15,197)	(20,404)	(2,888)
Net cash used in financing activities	(370)	(2,763)	(392)
Net decrease in cash, cash equivalents and restricted cash	(6,888)	(12,562)	(1,779)
Cash and cash equivalents at beginning of the period	29,827	34,439	4,875
Cash and cash equivalents at end of the period	22,939	21,877	3,096

Net cash generated from operating activities increased to RMB10.4 billion (US$1.5 billion) in the six months ended June 30, 2020 from RMB8.6 billion in the six months ended June 30, 2019. This increase was primarily due to the increase in non-cash items and changes in working capital, partially offset by reclassification of cash outflows for costs incurred to acquire licensed contents from investing activities to operating activities due to the adoption of ASU 2019-02.

Net cash used in investing activities increased to RMB20.4 billion (US$2.9 billion) in the six months ended June 30, 2020 from RMB15.2 billion in the six months ended June 30, 2019. The increase was primarily due to increase in net cash outflow relating to purchasing short-term investments, and partially offset by reclassification of cash outflows for costs incurred to acquire licensed contents from investing activities to operating activities due to the adoption of ASU 2019-02.

Net cash used in financing activities increased to RMB2.8 billion (US$392 million) in the six months ended June 30, 2020 from RMB370 million in the six months ended June 30, 2019. The increase was primarily attributable to the increased repurchases of our ADSs.

Capital Expenditures

We made capital expenditures of RMB1.4 billion (US$198 million) in the six months ended June 30, 2020, representing 3% of our total revenues, as compared to RMB4.3 billion in the six months ended June 30,

2019, representing 9% of our total revenues. Our capital expenditures were primarily attributable to the purchase of servers, network equipment and other computer hardware to increase our network infrastructure capacity and expenditures on office buildings and cloud computing based data centers. We funded our capital expenditures primarily with net cash flow generated from operating activities.

Our capital expenditures may increase in the future as our business continues to grow, in connection with the expansion and improvement of our network infrastructure and further expenditures on the construction of office buildings and cloud computing based data centers. We currently plan to fund these expenditures with cash flow generated from our operating activities.

Legal Proceedings

Following the publication in April 2020 of a short seller report by Wolfpack Research, or the Wolfpack Report, the SEC has asked iQIYI to produce certain financial, operating, and other documents and records. iQIYI also engaged professional advisers to conduct an internal review into certain of the key allegations in the Wolfpack Report and to report their findings to iQIYI’s audit committee. The SEC has also sought the production of certain documents and records from iQIYI related to such internal review and other related information. iQIYI is cooperating with the SEC. iQIYI’s internal review within the agreed scope has been substantially completed and did not uncover any evidence that would substantiate the allegations.

Furthermore, starting in April 2020, iQIYI and certain of its current and former officers and directors were named as defendants in four federal putative securities class actions alleging that they made material misstatements and omissions in documents filed with the SEC regarding certain of the key allegations contained in the Wolfpack Report. All of these cases allege claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, and one case also alleges claims under Sections 11 and 15 of the Securities Act. One case was voluntarily dismissed by plaintiffs, and the other three cases remain in their preliminary stages.

Starting in August 2020, we and certain of our current officers were named as defendants in two federal putative securities class actions alleging that defendants made material misstatements and omissions in documents filed with the SEC regarding certain of the key allegations contained in the Wolfpack Report. Both cases allege claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder and remain in their preliminary stages.

Finally, unrelated to the Wolfpack Report, in April 2020, we and certain of our current officers were also named as defendants in a federal putative securities class action alleging that defendants made material misstatements and omissions in documents filed with the SEC relating to contents on our platform. The case alleges claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder and remains in its preliminary stage.

We and iQIYI will have to defend against these putative securities class action lawsuits, as applicable, including any appeals of such lawsuits should our or iQIYI’s initial defense be unsuccessful. We are currently unable to estimate the possible outcome or loss or possible range of loss, if any, associated with the resolution of these lawsuits. In the event that our or iQIYI’s initial defense of these lawsuits is unsuccessful, we cannot assure you that we or iQIYI will prevail in any appeal. Any adverse outcome of these cases, including any plaintiff’s appeal of a judgment in these lawsuits, could have a material adverse effect on our or iQIYI’s business, financial condition, results of operation, cash flows, and reputation. Similarly, we are currently unable to predict the timing, outcome, or consequences of the SEC investigation of iQIYI, or from the SEC’s review of the documents and records requested from iQIYI. The litigation or SEC investigation process may utilize a significant portion of our or iQIYI’s resources and divert management’s attention from the day-to-day operations, all of which could harm our business.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from the sale of the Notes will be approximately US$            . We plan to use the net proceeds from the sale of the Notes to repay certain existing indebtedness.

CAPITALIZATION

The following table sets forth our consolidated total capitalization as of June 30, 2020 on an actual basis and on an as adjusted basis to give effect to the issuance of Notes, before deducting the underwriting discounts, commission, and estimated expenses in this offering as if the Notes were issued on that day.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto in our 2019 Form 20-F and our unaudited interim condensed consolidated financial statements and the notes thereto for the six months ended June 30, 2020 in our current report on Form 6-K furnished to the SEC on October 5, 2020 (File No. 000-51469), which are incorporated by reference in the accompanying prospectus.

	As of June 30, 2020
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in millions)
Short-term loans(1)	3,619	512
Long-term loans(2)	8,393	1,188
Notes payable(3)	45,681	6,466
Convertible senior notes(4)	12,694	1,797
Notes offered hereby	—	—

Total debt	70,387	9,963
Total equity(5)	170,623	24,149

Total capitalization(6)	241,010	34,112

Notes:

(1)	Represents loans of iQIYI provided by banks with original maturities of less than one year.
(2)

Represents loans provided by banks and loan borrowings from third-party investors with original maturities of greater than one year, including current and non-current portions, which include an aggregate of RMB1.4 billion (US$191 million) bank borrowing of iQIYI.

(3)

Represents our 3.500% notes due 2022, 4.125% notes due 2025, 2.875% notes due 2022, 3.625% notes due 2027, 3.875% notes due 2023, 4.375% notes due 2028, 4.375% notes due 2024, 3.075% notes due 2025, 4.875% notes due 2028, and 3.425% notes due 2030, including non-current portions.

(4)	Represents iQIYI’s 3.75% convertible senior notes due 2023 and iQIYI’s 2.00% convertible senior notes due 2025.
(5)	Total equity includes shareholders’ equity pertaining to our shareholders plus shareholders’ equity pertaining to the non-controlling interests in our subsidiaries.
(6)

Total capitalization is the sum of total debt and total equity. After the completion of this offering, we may incur additional debt in the regular course of our business which may materially affect our total indebtedness as provided in this table.

As of June 30, 2020, on a consolidated basis, all of our debt outstanding was unsecured except for RMB5.0 billion (US$703 million) secured loans borrowed by iQIYI. In addition, as of June 30, 2020, we did not have any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

After the completion of this offering, we may incur additional debt in the regular course of our business, which may materially affect our total debt as provided in the table above.

DESCRIPTION OF THE NOTES

The following description is only a summary of the material terms of the Notes and does not purport to be complete. The Notes will be issued under and governed by the indenture dated as of November 28, 2012, as supplemented by the ninth supplemental indenture to be dated as of             , 2020 (as so supplemented, the “indenture”), between us and The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability, as trustee (the “trustee”). The following description of certain material terms of the Notes is subject to, and is qualified in its entirety by reference to, the indenture, including definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial holder of the Notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

In this description, references to the “Company,” “we,” “us,” or “our” mean Baidu, Inc. only and do not include any of our Subsidiaries or Consolidated Affiliated Entities, unless the context otherwise requires.

General

The 20             Notes and the 20             Notes will each constitute a series of securities under the indenture. The 20             Notes will initially be issued in an aggregate principal amount of US$             and will mature on,             , 20            , and the 20             Notes will initially be issued in an aggregate principal amount of US$             and will mature on             , 20            , unless the 20             Notes or the 20             Notes, as the case may be, are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The 20             Notes will bear interest at the rate of             % per annum and the 20             Notes will bear interest at the rate of             % per annum. Interest on the Notes will accrue from             , 2020 and will be payable semi-annually in arrears on              and              of each year, beginning on             , 2021, to the persons in whose names the Notes are registered at the close of business on the preceding              and             , respectively, which we refer to as the record dates. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the Notes is due on a date that is not a Business Day (as defined under the heading “Optional Redemption” below), then payment of principal of, premium (if any) or interest on the Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Notes shall be denominated in minimum principal amounts of US$200,000 and in integral multiples of US$1,000 in excess thereof. The Notes will be issued in global registered form.

Ranking

The Notes will be our senior unsecured obligations issued under the indenture. The Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law). However, the Notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor, and be structurally subordinated to all existing and future obligations and other liabilities of our Controlled Entities.

Issuance of Additional Notes

We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of the Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as any Notes offered hereby unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Optional Redemption

We may, upon giving not less than 30 nor more than 60 days’ written notice to holders of the relevant series of the Notes (which notice shall be irrevocable) and the trustee, redeem the 20             Notes at any time prior to             , 20            , and the 20             Notes at any time prior to             , 20            , in each case, in whole or in part, at a redemption amount equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the make whole amount, which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus              basis points in the case of the 20             Notes and              basis points in the case of the 20             Notes,

plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the applicable redemption date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

In addition, we may, upon giving not less than 30 nor more than 60 days’ written notice to holders of the relevant series of the Notes (which notice shall be irrevocable) and the trustee, redeem the 20             Notes at any time from or after             , 20            , and the 20             Notes at any time from or after             , 20            , in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the applicable redemption date.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of the applicable series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by us in good faith.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such redemption date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to the trustee and each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed will be selected (i) if listed on a national securities exchange and/or held through the clearing systems then in compliance with the requirements of such national securities exchange and/or the clearing system, and (ii) if the Notes are not listed on any securities exchange and are not held through the clearing systems then pro rata, by lot or in such other manner as the trustee deems appropriate in its sole discretion, unless otherwise required by law.

Repurchase Upon Triggering Event

If a Triggering Event occurs, unless we have exercised our right to redeem the Notes of the relevant series as described under the heading “Description of Debt Securities—Tax Redemption” in the accompanying prospectus or under the heading “Optional Redemption” above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof), of each holder’s Notes pursuant to the offer described below (the “Triggering Event Offer”) on the terms set forth in the indenture and the Notes of the relevant series. In the Triggering Event Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Triggering Event Payment”).

Within 30 days following a Triggering Event, we will be required to mail a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute the Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Triggering Event Payment Date”), pursuant to the procedures required by the Notes of the relevant series and described in such notice.

On the Triggering Event Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Offer;

•

deposit with the relevant paying agent one Business Day prior to the Triggering Event Payment Date an amount equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The relevant paying agent will be required to promptly mail, to each holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

We will not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Triggering Event Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Triggering Event Offer provisions of the Notes by virtue of any such conflict.

There can be no assurance that we will have sufficient funds available at the time of a Triggering Event to consummate a Triggering Event Offer for all Notes then outstanding (or all Notes properly tendered by the holders of such Notes) and pay the Triggering Event Payment. We may also be prohibited by terms of other indebtedness or agreements from repurchasing the Notes upon a Triggering Event, which would require us to repay the relevant indebtedness or terminate the relevant agreement before we can proceed with a Triggering Event Offer, and there can be no assurance that we will be able to effect such repayment or termination.

The trustee shall not be required to take any steps to ascertain whether a Triggering Event or any event which could lead to a Triggering Event has occurred and shall not be responsible or liable to any person for any failure to do so.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person. “Group” means the Company and our Controlled Entities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Triggering Event” means (A) any change in or amendment to the laws, regulations and rules of the PRC or the official interpretation or official application thereof (“Change in Law”) that results in (x) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) we being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter and (B) we have not furnished to the trustee, prior to the date that is twelve months after the date of the Change in Law, an opinion from an independent financial advisor or an independent legal counsel stating either (1) we are able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law), taken as a whole, as reflected in our consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of ours) or (2) such Change in Law would not materially adversely affect our ability to make principal and interest payments on the Notes when due.

The definition of Triggering Event includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from, the business operations conducted by the Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a Triggering Event may be uncertain.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the Notes of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i)

in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a Note and the Relevant Jurisdiction other than merely holding such Note or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii)	in respect of any Note presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such

Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any Note means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)

in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a Note to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)

in respect of any Taxes imposed as a result of a Note being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(vi)

to any holder of a Note that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)

with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the U.S. Internal Revenue Code and U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA or any non-U.S. law, regulation or guidance enacted or issued with respect thereto;

(viii)	any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any Note; or

(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 days prior to each date of payment of principal of, premium (if any) or interest on the Notes of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on the Notes of such series if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent shall be entitled to conclusively rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or properly incurred expense without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Modification and Waiver

The provisions of the indenture relating to modification and waiver, which are described under the heading “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, will apply to the Notes, with the additional provisions that:

(i)

we and the trustee may not, without the consent of each holder of the applicable series of the Notes affected thereby, reduce the amount of the premium payable upon the redemption or repurchase of any series of the Notes or change the time at which any series of the Notes may be redeemed or repurchased as described above under “—Optional Redemption” or “—Repurchase Upon Triggering Event” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of “Triggering Event”); and

(ii)

we and the trustee may, without the consent of any holder of the Notes of any series, amend the indenture and the relevant Notes to conform the text of the indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the Notes as evidenced by an officers’ certificate.

Events of Default

The provisions of the indenture relating to Events of Default, which are described under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus, will apply to the Notes, provided that they shall be modified, principally to delete references to “Principal Controlled Entities” in clauses (v) and (vi) in the first paragraph and the second sentence of the third paragraph under such heading, such that the description of such provisions with respect to the Notes is as follows:

“Under the terms of the indenture, each of the following constitutes an Event of Default for each series of the Notes:

(i)	failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment;

(ii)	failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii)	we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv)

we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then outstanding;

(v)

(a) there occurs with respect to any of our indebtedness, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (b) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any of our other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi)

one or more final judgments or orders for the payment of money are rendered against us and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against us (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii)

the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (b) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii)

the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix)

the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x)	any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then outstanding provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may, and the trustee, upon instructions from holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding and subject to receipt of pre-funding, security and/or indemnity to its satisfaction, shall declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture or enforce any provisions of the indenture or the debt securities at the request, order or direction of any of the holders of debt securities, unless the requisite number of holders shall have instructed the trustee in writing and offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.”

Limitation on Liens

So long as any Note remains outstanding, we will not create or have outstanding, and we will ensure that none of our Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness or create or have outstanding any guarantee or indemnity in respect of any Relevant Indebtedness either of us or of any of our Principal Controlled Entities, without (i) at the same time or prior thereto securing or guaranteeing the Notes equally and ratably therewith or (ii) providing such other security or guarantee for the Notes as shall be approved by an act of the holders of each series of the Notes holding at least a majority of the principal amount of that series of the Notes then outstanding.

The foregoing restriction will not apply to:

(i)	any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

(ii)

any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into us or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into us or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into us or a Principal Controlled Entity;

(iii)	any Lien created or outstanding in favor of us;

(iv)

any Lien in respect of Relevant Indebtedness of us or any Principal Controlled Entity with respect to which we or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of us or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full);

(v)

any Lien created in connection with Relevant Indebtedness of us or any Principal Controlled Entity denominated in Chinese Renminbi and initially offered, marketed or issued primarily to Persons resident in China;

(vi)	any Lien created in connection with a project financed with, or created to secure, Non-recourse Obligations; or

(vii)

any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii), (v), (vi) or this clause (vii); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

“Lien” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any of our Controlled Entities or (2) the financing of a project involving the purchase, development, improvement or expansion of properties of ours or any of our Controlled Entities, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any of our Controlled Entities of ours or to our or any such Controlled Entity’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

Certain Definitions

The definition of “Principal Controlled Entities,” which is included under the heading “Description of Debt Securities—Certain Definitions” in the accompanying prospectus, will apply to the Notes, provided that it has been modified, inter alia, to (i) to exclude certain listed Controlled Entities from such definition and (ii) to increase the revenue and net profit thresholds in the definition of Principal Controlled Entities from 5% to 10%, such that the description of such provisions with respect to the Notes is as follows:

“Principal Controlled Entities” at any time shall mean one of our Non-listed Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)

its total revenue or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Non-listed Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Non-listed Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Non-listed Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Non-listed Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Non-listed Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Non-listed Controlled Entity which itself has Non-listed Controlled Entities) of such Non-listed Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Non-listed Controlled Entity which itself has Non-listed Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Non-listed Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)

if at any relevant time in relation to any Non-listed Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Non-listed Controlled Entity prepared for this purpose by or on behalf of us; and

(4)	if the accounts of any Non-listed Controlled Entity (not being a Non-listed Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Non-listed Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)

to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Non-listed Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.”

“Non-listed Controlled Entities” means the Controlled Entities other than (i) any Controlled Entities with shares of common stock or other common equity interests listed on an internationally recognized stock exchange; and (ii) any Subsidiaries or Consolidated Affiliated Entities of any Controlled Entity referred to in clause (i) of this definition.

NDRC Post-Issuance Filing

The Company will notify the trustee if it does not file or cause to be filed with the NDRC the requisite information and documents required to be filed with the NDRC within 10 PRC Business Days after the completion of the Notes issuance in accordance with the Circular on Promoting the Reform of the Administrative System on the Issuance by Enterprises of Foreign Debt Filings and Registrations (國家發展改革委關於推進企業發行外債備案登記制管理改革的通知(發改外資 [2015]2044号)) issued by the NDRC and which came into effect on September 14, 2015 and any implementation rules as issued by the NDRC as in effect at such time (the “Post-Issuance Filing”). Such notification to the trustee shall be made within 10 PRC Business Days after such failure to complete the Post-Issuance Filing.

The trustee shall have no obligation to monitor and ensure the completion of the NDRC Post-Issuance Filing on or before the deadline referred to above or to verify the accuracy, validity, and/or genuineness of any documents in relation to or in connection with the NDRC Post-Issuance Filing, and shall not be liable to the holders or any other person for not doing so.

“PRC Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in China are authorized or obligated by law, regulation or executive order to remain closed.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, which are described under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the Notes, and in addition, we may also exercise Covenant Defeasance with respect to our obligations under the indenture and the Notes that are described under the headings “—Repurchase Upon Triggering Event” and “—Limitation on Liens” above.

No Sinking Fund

The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

Book-Entry; Delivery and Form

Each series of the Notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depositary Trust Company (“DTC”) or its nominee for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) as operator of the Euroclear System, and

Clearstream Banking S.A. (“Clearstream”). We will not issue certificated Notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

You, as the beneficial owner of Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and a successor depositary is not appointed within 90 days; (2) we determine that the Notes will no longer be represented by global notes and execute and deliver to the trustee an officers’ certificate to such effect; or (3) an event of default with respect to the Notes will have occurred and be continuing and a holder requests us to issue a certificated note. These certificated Notes will be registered in such name or names as DTC will instruct the trustee and the agents. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture relating to the Notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee, any agent or us. Accordingly, we, the trustee and any agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of the Notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of the Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the trustee and the agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

TAXATION

Prospective investors should consult their tax advisors regarding the possible tax consequences of the ownership and disposition of the Notes under the laws of their country of citizenship, residence, or domicile.

Cayman Islands Taxation

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the Notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands law, payments of interest and principal on the Notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the Notes, nor will gains derived from the disposal of the Notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation, or capital gains tax and no estate duty, inheritance tax, or gift tax. No stamp duty is payable in respect of the issue of the Notes. An instrument of transfer in respect of a Note is stampable if executed in or brought into the Cayman Islands.

PRC Taxation

The following is a summary of certain PRC tax consequences of the purchase, ownership, and disposition of Notes to non-resident enterprises and non-resident individuals. It is based upon applicable laws, rules, and regulations in effect as of the date of this prospectus supplement, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own, or dispose of the Notes and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Persons considering the purchase of Notes should consult their own tax advisors concerning the tax consequences of the purchase, ownership, and disposition of Notes, including such possible consequences under the laws of their country of citizenship, residence, or domicile.

If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes that are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC enterprise income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within China, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in China, or (ii) has an establishment or premises in China but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and the relevant PRC tax authorities consider interest we pay on the Notes or any gains realized from the transfer of Notes to be income derived from sources within China, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty). However, if we are treated as a PRC resident enterprise, it is unclear whether in practice non-resident investors would be able to obtain the benefits of tax treaties between China and their countries. In addition, if we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, interest payable by us to non-resident holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%.

If we are not deemed a PRC resident enterprise, non-resident enterprise and non-resident individual holders of Notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, Notes.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Notes acquired in this offering for cash at the “issue price,” which is the first price at which a substantial amount of the Notes is sold to the public. This discussion applies only to U.S. Holders (as defined below) who hold the Notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), the income tax treaty between the United States and China (the “U.S.-PRC Income Tax Treaty”), published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to U.S. Holders in light of their particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies and other financial institutions;

•	entities treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding Notes as part of a “straddle,” conversion, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar; and

•	persons that actually or constructively own 10% or more of our equity (by vote or value).

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. U.S. Holders should consult their tax advisors concerning the U.S. federal income tax considerations to them in light of their particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Notes should consult their tax advisors regarding the tax considerations generally applicable to them of the ownership and disposition of Notes.

Interest Payments

Payments of stated interest (including any additional amounts) will generally be included in a U.S. Holder’s income as ordinary income at the time that such payments are received or accrued in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes.

Interest income in respect of the Notes will generally constitute foreign-source income for purposes of determining whether any foreign tax credit is available to a U.S. Holder under the U.S. federal income tax laws and will generally constitute “passive category income.”

As described in “—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, payments of interest in respect of the Notes may be subject to PRC withholding taxes. For U.S. federal income tax purposes, the amount of interest includible in taxable income would include any amounts withheld in respect of PRC taxes. If PRC withholding taxes apply to interest paid to a U.S. Holder with respect to the Notes, the U.S. Holder may be able to obtain a reduced rate of PRC withholding taxes under the U.S.-PRC Income Tax Treaty if certain requirements are met. In addition, subject to certain conditions and limitations, if any PRC income taxes were to be paid or withheld on interest and were nonrefundable under the U.S.-PRC Income Tax Treaty, a U.S. Holder may be entitled to a foreign tax credit in respect of any such PRC income taxes, or alternatively, a U.S. Holder may deduct such taxes in computing its taxable income provided that such holder does not elect to claim a foreign tax credit for the relevant taxable year. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits or deductions in light of their particular circumstances.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (less any amount attributable to accrued but unpaid interest, which will generally be taxable as interest in the manner described above to the extent not previously included in such holder’s gross income) and such holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in the Notes will generally equal the cost of the Notes. Any capital gain or loss will generally be long-term capital gain or loss if, at the time of the sale or other taxable disposition, such holder’s holding period in the Notes exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

As described in “—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of the Notes may be subject to PRC income taxes. A U.S. Holder may use foreign tax credits to offset only the portion of such holder’s U.S. tax liability considered to be attributable to foreign-source income. Generally, gain or loss from the disposition of the Notes will be U.S.-source for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if a U.S. Holder is eligible for the benefits of the U.S.-PRC Income Tax Treaty, such holder may be able to elect to treat such gain as PRC-source income under the U.S.-PRC Income Tax Treaty. If a U.S. Holder is not eligible for the benefits of the U.S.-PRC Income Tax Treaty or does not elect to treat any gain as PRC-source gain, then such holder would generally not be able to use any foreign credit arising from any PRC tax imposed on the disposition of the Notes, unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding their eligibility for benefits under the U.S.-PRC Income Tax Treaty and the availability of foreign tax credits or deductions in light of their particular circumstances.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Goldman Sachs (Asia) L.L.C., BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the Notes of each series set forth opposite its name below:

Underwriters	Principal Amount of the 20 Notes	Principal Amount of the 20 Notes
Goldman Sachs (Asia) L.L.C.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Total	US$	US$

The underwriters are offering the Notes subject to their acceptance of the Notes from us, and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to withdraw, cancel, or modify offers to investors and to reject orders in whole or in part.

The underwriters initially propose to offer part of the Notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Certain of the underwriters are not broker-dealers registered with the SEC. Therefore, to the extent they intend to make any offers or sales of Notes in the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, and FINRA rules. Goldman Sachs (Asia) L.L.C. will offer the Notes in the United States through its registered broker-dealer affiliate Goldman, Sachs & Co.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid by Us
Per 20 Note		%
Per 20 Note		%
Total	US$

Expenses associated with this offering to be paid by us, other than underwriting commissions and discounts, are estimated to be US$            .

We have agreed that, for a period until 10 days after the date of closing (which is expected to be the fifth business day following the date of this prospectus supplement), we will not, without the prior written consent of the representatives, offer, sell, contract to sell, or otherwise dispose of any securities issued or guaranteed by us that are substantially similar to the Notes. The underwriters in their sole discretion may consent to the offering and sale of such securities by us at any time without notice. We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Notes will constitute a new class of securities with no established trading market. Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. However, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes.

The underwriters (or their affiliates) may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids to the extent permitted by applicable laws and regulations. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in two business days, and purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisor.

The address of Goldman Sachs (Asia) L.L.C. is 68/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of BofA Securities, Inc. is One Bryant Park, New York, New York, 10036, United States. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, United States.

Sale, Exchange, Redemption, and Other Disposition of the Notes

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the

underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

Prospectus Directive Public Offer Selling Restriction

In relation to each Member State of the European Economic Area (each a “Member State”), no Notes have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of Notes may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(i)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed that it has not offered, sold, or otherwise made available and will not offer, sell, or otherwise make available any Notes to any retail investor in the EEA.

For the purposes of this provision:

(i)	the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b)

a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(c)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(ii)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

United Kingdom

No invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by the underwriters in connection with the issue or sale of the Notes may be communicated or caused to be communicated except in circumstances in which section 21(1) of FSMA does not apply to the underwriters. All applicable provisions of FSMA must be complied with respect to anything done or to be done by the underwriters in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, except as mentioned below, this prospectus supplement may not be issued, circulated or distributed in Hong Kong. A copy of this prospectus supplement and the accompanying prospectus may, however, be issued to prospective applicants for the Notes in Hong Kong in a manner which does not constitute an offer of the Notes to the public in Hong Kong or an issue, circulation or distribution in Hong Kong of a prospectus for the purposes of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong). No advertisement, invitation, or document relating to the Notes may be issued or may be in the possession of any person other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

(i)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

China

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in China and the Notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any PRC resident.

Cayman Islands

No Notes will be offered or sold to the public in the Cayman Islands.

British Virgin Islands

No invitation will be made directly or indirectly to any person resident in the British Virgin Islands to subscribe for any of the Notes.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advising, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including financial advisory, commercial banking, and investment banking services, for us and our affiliates in the ordinary course of business for which they received or will receive customary fees and expenses. We may enter into hedging or other derivative transactions as part of our risk management strategy with the underwriters and their affiliates, which may include transactions relating to our obligations under the Notes. Our obligations under these transactions may be secured by cash or other collateral. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, its direct or indirect subsidiaries and consolidated affiliated entities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes and not with a view to distribution.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law, and by Han Kun Law Offices with respect to legal matters of PRC law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to legal matters of United States federal securities and New York State law and Jingtian & Gongcheng with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Davis Polk & Wardwell LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law, and Davis Polk & Wardwell LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Baidu, Inc. appearing in Baidu, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019, and the effectiveness of Baidu, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in the accompanying prospectus. Such consolidated financial statements are incorporated by reference in the accompanying prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, People’s Republic of China.

PROSPECTUS

Baidu, Inc.

Debt Securities

We may offer and sell debt securities from time to time. This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” in this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference in this prospectus before making a decision to invest in our securities.

We may offer and sell these debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our company,” “our” and “Baidu” refer to Baidu, Inc., its subsidiaries and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China; “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our reporting currency is RMB. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at a rate of RMB7.0651 to US$1.00, the exchange rate in effect as of June 30, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. On September 25, 2020, the exchange rate was RMB6.8220 to US$1.00.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our growth strategies;

•	our future business development, results of operations and financial condition;

•	our proposed use of proceeds from the sale of debt securities;

•	our ability to attract and retain users and customers and generate revenue and profit from our customers;

•	our ability to retain key personnel and attract new talent;

•	competition in the internet search and feed, online marketing and other businesses in which we engage;

•	the outcome of ongoing or any future litigation, including those relating to intellectual property rights; and

•

PRC governmental regulations and policies relating to the internet, internet search and feed, online marketing and the implementation of a corporate structure involving variable interest entities in China.

The forward-looking statements included in this prospectus, the documents incorporated by reference herein and any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We aim to make the complicated world simpler through technology. We strive to achieve this mission through our two-pillar strategy: strengthen our mobile foundation and lead in artificial intelligence (AI).

Our business currently consists of two segments, Baidu Core and iQIYI. Baidu Core primarily comprises (1) search plus feed, including Baidu App, short video products, and knowledge & information products, such as Baidu Knows, Baidu Wiki and Baidu Post, as well as our online marketing services, which we describe as our “mobile ecosystem,” and (2) new AI businesses, such as DuerOS (voice assistant and smart devices), Baidu Cloud (AI solutions and cloud services) and Apollo (autonomous driving and smart transportation). iQIYI is an innovative market-leading online entertainment service provider in China. iQIYI’s platform features highly popular original content as well as a comprehensive library of other professionally-produced content, professional user generated content and user-generated content.

Our operations are primarily conducted in China, and revenues are primarily generated from China.

Baidu Core – Mobile Ecosystem

Products and Services for Users

We aspire to provide the best experience to our users. To enrich user experience, we provide a broad range of products and services accessible through mobile devices, personal computers (PCs), and other smart devices. We offer search and other services on the Baidu platform that connect users to relevant information online, including web pages, news, images, documents, live streaming, short videos and other multimedia files, and services, through links provided on our website, apps, and skills store, as well as native-app like experiences via our Smart Mini Program.

Baidu App

Our flagship app enables users to access our search, feed, and other services through mobile devices. Baidu App offers twin-engine search-plus-feed functions that leverage our AI-powered algorithms and deep user insight to offer users a compelling experience. It features improved feed display, short videos, Smart Mini Programs, enhanced voice input, text to speech, and augmented reality search to better serve users of mobile devices. In June 2020, average DAUs of Baidu App reached 204 million, and in-app search queries grew 28% year-over-year in the second quarter of 2020.

Baidu Search. Users can access our search and other services through Baidu’s properties and Baidu Union partners’ properties. In addition to text inputs, our users can conduct AI-powered voice search and visual search. Voice search integrates speech recognition and search technologies to enhance the user experience by providing a more natural and convenient input modality. Visual search enables the use of smart phone cameras to capture images and retrieve related content and services on the web. For example, users can take a photo of a plant or a pet to identify the species. We also endeavor to improve the search experience, through other AI-powered products such as Top 1, to satisfy user queries with the first displayed search result, which we believe will be an important capability with the adoption of smart devices with smaller screens. In addition, we offer vertical search to our users, such as video search and online literature search.

Baidu Feed. Baidu Feed is a product within Baidu App that provides users with personalized timeline based on their demographics and interests. Baidu Feed complements our core search product, leverages Baidu AI recommendation algorithms and monetization platform, and contributes to user engagement and retention, including content sharing, likes, and comments. We also provide text-to-speech function for feeds to help users get hands free.

Short Video Apps

Haokan. Haokan is a short video app, offering a wide variety of user generated and professionally produced short videos, usually several minutes long, in coordination with multiple channel networks (MCNs). Haokan allows users to upload, view, search, rate, share, favorite, comment, and follow. Video content creators and curators can distribute their content to build a fan base and receive revenue share for their content contribution.

Quanmin. Quanmin is a flash video app for users to create and share short videos, usually less than one minute long, and live videos with entertainment orientation, such as musical, dance, comedy, acting, and lip-sync. Users can shoot or upload flash videos and edit them with built-in special effects, filters, and stickers. Contents are distributed in personalized timeline powered by Baidu AI recommendation algorithms.

Knowledge-and-Information Centric Products

Baidu Knows. Baidu Knows is a question-and-answer community where questions are asked, answered, and organized by our users. The answers posted on Baidu Knows are generated by our users, professionals, enterprises, and governmental agencies. Baidu Knows also leverages Baidu’s search capabilities to help users find answers to their questions on the web fast and efficiently, and at the same time, various partners of Baidu Knows can reach their target users accurately.

Baidu Wiki. Baidu Wiki is a wiki, compiled by experts in specialized fields, featuring high-quality columns, such as Encyclopedia of Intangible Cultural Heritage, Digital Museum and Recorder of History, as well as a complete video-based knowledge source.

Baidu Healthcare Wiki. Baidu Healthcare Wiki offers healthcare and wellness information from authoritative and professional sources in text, video, picture, and Q&A formats.

Baidu Wenku. Baidu Wenku hosts a library of digital documents, covering a wide range of content, such as education, architecture, law, internet, and finance, shared in forms such as academic papers and PowerPoint presentations by professionals, enterprises, institutions, and other users. Combined with Baidu Search’s capabilities, Baidu Wenku serves as an abundant resource to help users obtain high-quality study content and knowledge and information in a variety of topics efficiently.

Baidu Scholar. Baidu Scholar is an academic search engine that provides literature retrieval functionality from massive Chinese and English academic resources including various academic journals and conference papers. Baidu Scholar also provides research tools such as plagiarism detection and journal search, and helps scholars efficiently find scholarly literature relevant to their academic topics.

Baidu Experience. Baidu Experience is an online platform where users share daily knowledge and experience. At the aim of providing practical and high efficiency solutions, Baidu Experience covers multiple fields such as software, lifestyle tips, and games, etc.

Baidu Post. Baidu Post is a social media built on topical online communities. Users can post text, image, audio, and video content and reply to original curation, forming valuable discussion groups. Baidu Post draws new users through close integration with search and user generated content, and has been a popular platform for celebrity fans, online game players, and online novel readers to build communities for topical discussions, especially about current cultural trends.

Other User Products

Baidu Maps. Baidu Maps is a platform providing users with travel-related services including intelligent point-of-interest search, route planning, precise navigation, and real-time traffic condition information. Baidu

Maps, as a new generation of AI map, supports voice interactions in a full spectrum of scenarios through its voice assistant, which allows users to customize the voice. Baidu Maps also provides professional and stable map services to business partners across different sectors.

Baidu Input Method Editor (Baidu IME). Baidu IME is a Chinese-language mobile keyboard that utilizes Baidu AI to improve input accuracy, remember corrections, and offer a customized dictionary of new or uncommon words. Baidu IME supports advanced functions such as extended voice input, smart punctuation recommendation, voice message translation, voice modification, and contextual speech detection. Baidu IME AI version was launched in 2019 with features including mixed voice input in Mandarin and other Chinese dialects with English, real-time translation and augmented reality Emoji.

Overseas Products. We offer a series of products and services in overseas markets, including popIn (ad recommendation platform), MediaGo (ad network platform), Simeji (leading mobile keyboard in Japan), and Facemoji (Simeji’s international edition).

Products and Services for Customers

Online Marketing Services

We deliver online marketing services to a diverse customer base consisting of small and medium-sized enterprises (SMEs), large domestic businesses, and multinational companies across industries and geographical locations. The defined industries in which our customers operate include healthcare, education, retail/e-commerce, online game services, personal care, franchising, financial services, real estate, and home furnishing sectors, and business services. Although our customers are located across China, we have a more active and larger customer base in the coastal regions, reflecting the current economic demographics in China.

Our online marketing services enable the delivery of comprehensive, rich, and diversified marketing offerings to fulfill customer needs. We have made continuous improvements to the marketing services on our platform, including the following initiatives:

•

Video ads: We promoted the monetization of our video traffic in 2019, using diversified monetization products such as live streaming and short videos, equipped with video creative production tools, to provide our customers with a richer and more effective brand communication medium.

•

oCPX: oCPX provides our marketing customers with more options for lead generation. It enables our customers to bid for online marketing services based on pre-defined results other than on a cost-per-click basis, such as on a cost-per-impression, cost-per-action, or cost-per-view basis.

•	Action ads: Action ads comes in a wide range of ad formats, including click-to-call, click-to-chat, click-to-download, and click-to-buy, to help marketing customers achieve better conversion.

•

Consumer relationship management (CRM): By combining marketing automation and sales force automation functionalities, our CRM service allows customers to effectively qualify and nurture marketing-generated leads from consumers on our platform to further convert them into orders and increase the return of the ad spending.

•

Hosted marketing platform: Our hosted marketing platform integrates our CRM with our “one-stop-shop” media purchase platform to allow our customers to purchase brand and performance-based marketing services, build audience and user engagement, generate leads, and maintain relationships with users, leveraging tools and services powered by Baidu AI. Our hosted marketing platform helps us better understand our customers’ needs and enable our customers to leverage Baidu’s AI to simplify their marketing process and improve the effectiveness of their marketing efforts.

Online marketing services include P4P (pay for performance) services and others. Typically, a P4P customer pays us when users click on one of its website links on Baidu Search or Baidu Feed or Baidu Union partners’ properties, while a non-P4P customer pays us based on the duration of the placement on Baidu Search or Baidu Feed.

P4P. Our auction-based P4P services allow customers to bid for priority placement of paid sponsored links and reach users who search for information related to their products or services. Customers may choose to purchase search, feed and other online marketing services and have the option to set daily allowances target users by geography in China and specify the time period for their campaign. As our partners adopt Smart Mini Programs and Managed Pages, some of them have begun to use these properties as their landing pages, in lieu of their websites.

Search marketing services are mainly provided to customers through our proprietary online marketing system which drives monetization efficiency by improving relevance in paid search and optimizing value for our customers.

Feed marketing services usually comprise image-based or video-based advertising, appearing between the feed headlines or within the feed content. It is powered by Baidu AI in order to better match goods and services providers with their targeted audience while optimizing user experience.

Others. Our other marketing services comprise display-based marketing services and other online marketing services based on performance criteria other than cost per click (CPC). Customers can choose different mix of our service offerings to optimize their ROI. BrandZone allows customers to display integrated text, logo, image, and video in a structured and uniform manner on a prominent position of the search result page or in vertical search products, such as Baidu Knows. Programmatic marketing platform supports the placement of advertisement using standard, intelligent, or customized creativity, different purchasing methods (guaranteed delivery or real time bidding), and multiple payment methods.

Products and Services for Partners

We attract numerous business partners, which help create opportunities for us to work with them in research and development and other business cooperations and establish long term business relationships.

Baidu Union. Baidu Union consists of a large number of third-party websites and mobile apps. We match our customers’ promotional links to the properties of Baidu Union partners. Some Baidu Union partners also embed our products and services onto their properties. We allow Baidu Union partners to provide high-quality, relevant search results to their users without incurring the cost of development and maintenance for advanced search capabilities and monetize their traffic through revenue sharing arrangements with us. Baidu Union partners may use our content recommendation system to provide feed content and ads to their users.

Baijiahao (BJH Accounts). Our publisher network of BJH Accounts aggregates news articles, photos, short videos, live videos, and augmented reality clips from MCNs, media outlets, and other professional sources for distribution through our search, feed, and short video products.

Smart Mini Program. Smart Mini Programs are applets developed by our partners to share their content and services in Baidu App with native-app like experience. The number of smart phones sold in China is on a decline and app installation costs have been rising, causing app developers to take interest in offering their content and services through Baidu App. Smart Mini Program has become increasingly popular, as users can now search for content and services that were historically only available in apps, and saves users from having to download and maintain so many apps on their phones. Smart Mini Program was launched in July 2018, and its monthly active users reached 339 million in June 2020.

Managed Page. Managed Page is an alternative for HTML site owners to use as the landing page for search results. Mobile site owners no longer need to purchase server, software, and bandwidth to maintain a web presence. Instead, they can open an account on Baidu’s platform, use leverage our tools, services and AI to more efficiently reach and engage with users. Managed Page comes with industry-specific solutions and is designed to provide users with more reliable and secure information.

Baidu Core – New AI Businesses

Our new AI businesses comprise new business initiatives, including DuerOS (voice assistant and smart devices), Baidu Cloud (AI solutions and cloud services), and Apollo (autonomous driving and smart transportation). These businesses leverage Baidu AI on Baidu Brain, our internally developed AI platform.

DuerOS. DuerOS is a leading voice assistant for the Chinese language, which is installed on Xiaodu smart home devices, smart phones, smart earphones, children smart watches and story machines. With over 4,000 skills in wide-ranging genres, including children’s stories, education, fitness and online games, the DuerOS skills store empowers Xiaodu smart devices to offer so much more beyond listening to music and watching videos, such as stories, short video and live streaming. Xiaodu smart display with upgraded DuerOS enables hand gesture control and full-duplex continued conversation (multi-round conversation without wake words) through eye gesture detection.

Baidu Cloud. Baidu Cloud primarily provides AI solutions, cloud infrastructure, and other services to enterprises and individuals. Our goal is to offer a comprehensive set of products, services, and tools to enable enterprises and individuals to improve productivity and operational efficiency through the use of Baidu AI and cloud infrastructure. Baidu Cloud offers industry-specific AI solutions, serving sectors, including financial services, media, industrial goods, education, consumer goods, and telecommunications, while supporting our internal needs. We also offer Baidu Drive, which allows users to store and retrieve photos, videos, and other files on Baidu Cloud, along with other capabilities, such as group share and data transfer.

Apollo. Apollo is a leader in autonomous driving in China with over 200 partners, including original equipment manufacturers (OEMs), Tier-1 parts suppliers and hardware providers. Apollo supports third-party development through Apollo open platform, as well as the beginning of commercialization of autonomous driving and smart transportation. Apollo offers V2X solutions, the infrastructure backbone to smart transportation, to cities in China to help them improve municipal traffic condition, air pollution and road safety, using Baidu AI technology. In September 2019, Apollo’s first robotaxi pilot program, leveraging Apollo’s V2X solution, was made available to the public in Changsha, Hunan, with an initial fleet of 45 autonomous driving vehicles. The Apollo robotaxi operations in Beijing, Changsha and Cangzhou have expanded into larger networks and more complex road conditions, such as downtown streets.

iQIYI

iQIYI is an innovative market-leading online entertainment service provider in China.

Products and Services

iQIYI produces, aggregates, and distributes a wide variety of professionally produced content (PPC), as well as a broad spectrum of other video content in a variety of formats.

PPC. iQIYI’s PPC mainly includes original content and licensed content.

•

Original content. iQIYI’s original content includes high quality content produced in-house and those produced in collaboration with third-parties. iQIYI obtains the intellectual property rights through production, adaptation, or purchase from third parties, while the partners, typically established entertainment production companies, are responsible for content development and production. iQIYI maintains a high degree of control during the content development and production process.

•

Licensed content. iQIYI provides users with a curated selection of high-quality PPC from third parties. iQIYI licenses video content typically at fixed rates for a specified term, and pay licensing fees generally in installments upon signing of the contacts and during the licenses period. iQIYI also exchanges rights to distribute licensed content with other internet video streaming services to enrich our content library. In certain cases, iQIYI has the right of first refusal to purchase new content produced by the licensor.

Other Video Content. iQIYI offers a broad base of other video content with all kinds of genres, formats, and lengths of duration, such as internet movies and dramas, mini variety shows and animations, interactive videos, vertical or horizontal videos, as well as grassroots or influencer uploaded videos, edited video clips, and video blogs, or Vlogs, among others. iQIYI’s other video content expands its library and allows it to capture a broader user base, drive user engagement and enhance user stickiness.

Monetization

Membership Services. iQIYI’s membership services generally provide subscribing members with superior entertainment experience that is embodied in various membership privileges. Subscribing members have access to a large collection of VIP-only content comprising drama series, movies, animations, and cartoons, among others, and have earlier access to certain content aired on the iQIYI platform. Membership privileges generally include substantially ad-free streaming, 1080P or 4K high-definition video, enhanced audio experience, accelerated downloads and others. Subscribing member privileges also include coupons and discounts on paid on-demand films, as well as special privilege in offline events, such as exclusive access to live concerts. The number of subscribing members increased 22.3% from 87.4 million as of December 31, 2018 to 106.9 million as of December 31, 2019. Excluding individuals with trial memberships, the number of subscribing members increased by 22.7% from 86.1 million as of December 31, 2018 to 105.7 million as of December 31, 2019. As of June 30, 2020, the number of total subscribing members was 104.9 million.

Online Advertising. The prices of iQIYI’s advertising services depend upon various factors, including form and size of the advertising, level of sponsorship, popularity of the content or event in which the advertisements will be placed, and specific targeting requirements. Prices for the brand advertising service purchased by each advertiser or advertising agency are fixed under sales contracts.

Technology and People

Technology and people are critical to our long-term success.

Technology

We focus on technology and innovation. To stay at the forefront of the internet industry and to achieve long-term growth and success, we invest heavily in research and development. We established several research labs in China and the United States to enhance our research and development capabilities, and to focus on efficient data analysis, robotics, and other areas.

We have developed a proprietary technological infrastructure which consists of technologies for AI, search, P4P, and large-scale systems. Our established infrastructure serves as the backbone for our mobile, PC, and AI platforms.

AI. We have been investing in AI for a number of years, particularly in the areas of natural language processing, knowledge graph, user understanding, speech technology, computer vision, augmented reality, data science, and deep learning technology. Baidu AI powers our core businesses, including search and feed, DuerOS, Baidu Cloud, and Apollo. Through Baidu AI Open Platform, we have opened up Baidu AI capabilities to third-party developers and provided them with tool kits on Baidu Cloud. We are also exploring ways to apply AI technologies and accelerate the commercialization of AI products and services, including chips, knowledge graph, computer vision, speech, natural language processing, and deep learning platform.

Search Technology. Our search is powered by a set of industry-leading technologies, including search ranking system, video search, multimodal search, web crawling, natural language processing, extraction and analysis of behavioral information of mobile internet users, and Top 1 search.

P4P Technology. Our P4P platform serves billions of relevant, targeted sponsored links each day based on search terms users enter or content they view on the web page. Our key P4P technology includes P4P auction system, Phoenix Nest (an online marketing platform using an enhanced algorithm), attention-based technology, content auto-generation technology, and others.

Large-Scale Systems and Technologies. We have developed various large-scale systems and technologies, including (i) an automated management platform for large size clusters, (ii) an efficient, distributed, and structured storage system to support Baidu Core products and services, (iii) a comprehensive set of ultra-large scale distributed computer system that increases the utility rate of idle resources, and (iv) our indexing technology supports billions of daily search requests on over tens of thousands of servers located across multiple internet data centers.

People

We have a visionary and experienced management team. Under their leadership, we have developed a strong company culture that encourages innovation, continuous self-improvement, and strong commitment to providing the best experience to our users and customers. As a leading technology company, we believe it is imperative to value our employees and provide abundant opportunities for training, responsibility, and career advancement in our organization

Revenue, Profit, and Cash Flow

Our total revenues in 2019 were RMB107.4 billion, representing a 5% increase over our total revenues in 2018. Our operating profit in 2019 was RMB6.3 billion, representing a 59% decrease from our operating profit in 2018. Our net income attributable to Baidu, Inc. in 2019 was RMB2.1 billion, compared to RMB27.6 billion in 2018. Our total revenues for the six months ended June 30, 2020 were RMB48.6 billion (US$6.9 billion), representing a 4% decrease from our total revenues for the six months ended June 30, 2019. Our operating profit for the six months ended June 30, 2020 were RMB3.2 billion (US$454 million), compared to operating loss of RMB703 million for the six months ended June 30, 2019. Our net income attributable to Baidu, Inc. for the six months ended June 30, 2020 were RMB3.6 billion (US$513 million), representing increases of 74% from the corresponding period in 2019. For the six months ended June 30, 2020, we generated RMB10.4 billion (US$1.5 billion) net cash from operating activities, compared to RMB8.6 billion for the six months ended June 30, 2019. Starting from January 1, 2020, we adopted ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”), using a prospective transition method. For the six months ended June 30, 2020, cash outflows for the costs incurred to acquired licensed content copyrights are reported as operating cash outflows in our condensed consolidated statement of cash flows whereas they were reported as investing cash outflows prior to the adoption of ASU 2019-02. As of June 30, 2020, we held a total of RMB154.1 billion (US$21.8 billion) in cash, cash equivalents, restricted cash, and short-term investments.

Recent Developments

Share Repurchase Program. Our board of directors authorized a share repurchase program in May 2020, and subsequently amended it in August 2020. Under the share repurchase program, we may repurchase up to US$3.0 billion of our shares, effective through December 31, 2022. Our proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations. As of September 30, 2020, we have repurchased our American depositary shares (ADSs) for approximately US$1.1 billion under the share repurchase program.

Senior Unsecured Notes Offering. In April 2020, we issued an aggregate of US$1.0 billion senior unsecured notes in two tranches, including US$600 million 3.075% notes due 2025 and US$400 million 3.425% notes due 2030. The notes have been registered under the Securities Act of 1933, as amended, or the Securities

Act, and are listed on the Singapore Stock Exchange, or SGX-ST. The net proceeds from the offering of the notes have been used to repay existing indebtedness and for general corporate purposes. We are not subject to any financial covenants or other significant restrictions under the notes.

Financing for Smart Living Business. In September 2020, we entered into definitive agreements for Series A financing of our smart living business, or Smart Living Group (“SLG”), at a post-money valuation of approximately RMB20 billion (US$2.9 billion), with investors including CPE, Baidu Capital and IDG Capital. SLG operates DuerOS voice assistant and DuerOS-powered smart devices. The transaction is subject to certain closing conditions and is expected to be completed in the fourth quarter of 2020. Upon the completion of the Transaction, we expect to continue to consolidate the financial results of SLG, as a majority shareholder.

Corporate Information

We were incorporated in the Cayman Islands in January 2000. We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our websites and provide certain services. Our American depositary shares, ten of which represent one Class A ordinary share, par value US$0.00005 per share, of our company, currently trade on the Nasdaq Global Select Market under the symbol “BIDU.”

Our principal executive offices are located at Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China. Our telephone number at this address is +86 (10) 5992-8888. We have appointed C T Corporation System, which is located at 28 Liberty Street, New York, NY 10005, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States with an offering of securities registered by the registration statement of which this prospectus is a part. Our corporate website is www.baidu.com. Information appearing on our website is not incorporated by reference into this prospectus or the accompanying prospectus.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020. See “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Before you decide to buy our debt securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Risks Related to Our Business

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business and could be adversely impacted by unfavorable results of legal proceedings and investigations.

We are subject to various legal proceedings, claims and government investigations that have arisen in the ordinary course of business and have not yet been fully resolved, and new legal proceedings, claims and investigations may arise in the future. In addition, agreements entered into by us sometimes include indemnification provisions which may subject us to costs and damages in the event of a claim against an indemnified third party. The existence of litigation, claims, investigations and proceedings may harm our reputation, business and adversely affect the trading price of our ADSs. In 2020, our subsidiary iQIYI and certain of its current and former directors and officers were involved in an SEC investigation and several federal punitive securities litigations. Also in 2020, we and certain of our current officers were named as defendants in three federal putative securities class actions. See “Certain Financial Data—Legal Proceedings.” Regardless of the merit of particular claims, legal proceedings and investigations may result in reputational harm, be expensive, time consuming, disruptive to our operations and distracting to management. In the event we do not prevail or we enter into settlement arrangements in any of these proceedings or investigations, we may incur significant expenses which may materially adversely affect our results of operations.

The outcome of legal proceedings and investigations is inherently uncertain. If one or more legal matters were resolved against us or an indemnified third party in a reporting period for amounts in excess of management’s expectations, our financial condition and operating results for that reporting period could be materially adversely affected. Further, such an outcome could result in significant compensatory, punitive or trebled monetary damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief against us that could materially adversely affect our financial condition and operating results.

In addition to the content developed and posted on our platform by ourselves, our users are free to post information on Baidu Post, Baidu Knows, Baidu Wiki, Baidu Wenku and other sections of our platform, our content providers may provide content through Baijiahao platform and our P4P customers may create text-based descriptions, image descriptions and other phrases to be used as text, images or keywords in our search listings, and users can also use our personal cloud computing service to upload, store and share documents, images, audio and videos on our cloud servers. We have been and may continue to be subject to claims and investigations for intellectual property ownership and infringement, defamation, negligence or other legal theories based on the content found on our platform, the results in our paid search listings or our other products and services, which, with or without merit, may result in diversion of management attention and financial resources and negative publicity for our brand and reputation. In November 2018, an individual, together with his related company, filed a complaint alleging acts of defamation and libel, commercial disparagement, tortious inference with prospective business relations, intentional infliction of emotional distress and civil conspiracy against, among others, us and Robin Yanhong Li in his capacity as our chairman and chief executive officer in the Supreme Court of New York. The complaint alleged, among other things, that the defendants published articles containing false and defamatory statements concerning the plaintiffs, and sought damages in an aggregate amount of US$11 billion, including purported punitive damages of US$10 billion. Defendants moved the complaint to the U.S. District Court for the Eastern District of New York and filed motions to dismiss the complaint. The plaintiff voluntarily dismissed that complaint, and then added us and Mr. Li as defendants to an amended complaint in a separate lawsuit involving substantially similar claims against numerous other parties, that was then-pending in the Supreme Court of New York (the “Second State Court Lawsuit”). We filed motions to dismiss that complaint, which were not opposed. The plaintiff filed a notice of voluntary discontinuance of the complaint in the Second State Court Lawsuit, and subsequently filed a nearly identical complaint in the U.S. District Court for the Eastern District of New York. In January 2020, the U.S. District Court for the Eastern District of New York dismissed that complaint in its entirety with prejudice, and the time for plaintiff to appeal that dismissal has expired. In February 2020, the Supreme Court of New York granted defendants’ motions to discontinue the Second State Court Lawsuit with prejudice. No appeal of that order has been filed as of the date of this disclosure. We believe these claims to be without merit and intend to continue to defend ourselves vigorously. See “Item 8.A. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020. Furthermore, if the content posted on our platform or found, stored or shared through our other products and services contains information that government authorities find objectionable, our platform or relevant products or services may be shut down and we may be subject to other penalties. See “—Risks Related to Doing Business in China—Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and subject us to liability for information displayed on or linked to our platform and negative publicity in international media” of our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020.

We have been, and may again in the future be, subject to claims, investigations or negative publicity based on the results in our paid search listings. Claims have been filed against us after we allowed certain customers to register keywords containing trademarks, trade names or brand names owned by others and displayed links to such customers’ websites in our paid search listings. While we maintain a database of certain well-known trademarks and continually update our system algorithms and functions to guard against customers keywords containing the well-known trademarks that are owned by others, it is not possible for us to completely prevent our customers from bidding on keywords that contain trademarks, trade names or brand names owned by others. There has been negative publicity about fraudulent information in our paid search listings. Although we have been continually enhancing our technology, control and oversight to prevent fraudulent websites, web pages and information from appearing in our paid search listings, there is no guarantee that the measures we have taken are effective at all times. Claims, investigations and negative publicity based on the results in our paid search listings, regardless of their merit, may divert management attention, severely disrupt our operations, adversely affect our results of operations and harm our reputation.

Risks Related to Doing Business in the People’s Republic of China

Our auditor of the consolidated financial statements included in our annual report on Form 20-F filed with the SEC, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, or PCAOB, and consequently, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulation Commission, or the CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the Ministry of

Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions the SEC and the PCAOB will take to address the problem. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work papers and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. After this transition period, if currently listed companies were unable to meet the enhanced listing standards, then they would become subject to securities exchange rules and processes that could lead to possible de-listing if not cured. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman Jay Clayton had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals.

Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021, which contains provisions comparable to the Kennedy Bill. If either of these bills is enacted into law, it would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. Enactment of any of the foregoing legislation and proposals or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations or proposals will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” beginning on page 38, for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including repayment of certain existing indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture, except as permitted by the terms of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as the debt securities of that series issued hereunder unless the additional debt securities are fungible with such debt securities for U.S. federal income tax purposes. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

You may exchange or transfer your registered debt securities at the office of the registrar. The Bank of New York Mellon acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also register transfers of the registered debt securities. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the paying agent’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the paying agent’s specified office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i)

in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii)

in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)

in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)

in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi)

to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)

in respect of any such Taxes withheld or deducted from any payment under or with respect to any debt security where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECONFIN Council meeting of November 26-27, 2000 on the taxation of saving income or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(viii)	any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent may rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or expense reasonably incurred without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became such pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of an independent legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it.

Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i)	change the Stated Maturity of any debt security;

(ii)	reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii)	change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv)	change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v)	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi)	impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii)	reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

(viii)

reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix)	modify the provisions of the indenture with respect to modification and waiver;

(x)

amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi)

reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i)

cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii)

evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii)	comply with the rules of any applicable depositary;

(iv)	secure any series of debt securities;

(v)

add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi)	make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii)

evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii)

conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix)

make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x)

change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi)	make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii)	add guarantors or co-obligors with respect to any series of debt securities; and

(xiii)

establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i)

any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, the Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

(ii)

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)

we have delivered to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i)	failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment;

(ii)	failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii)	we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv)

we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then;

(v)

(1) there occurs with respect to any of our indebtedness, whether such indebtedness or indebtedness of any of our Principal Controlled Entities, now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (2) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi)

one or more final judgments or orders for the payment of money are rendered against us or any of our Principal Controlled Entities and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii)

the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii)

the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any

substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix)

the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x)	any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of that series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may, and the trustee, upon instructions from holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding and subject to receipt of pre-funding, security and/or indemnity to its satisfaction, shall declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our Principal Controlled Entities or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)

the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)

our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)

we must deliver to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)	either:

(a)

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)

no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of independent legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability. Pursuant to the indenture, The Bank of New York Mellon will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 240 Greenwich Street, New York, New York 10286, United States, Attention: Global Corporate Trust—Baidu, Inc.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Bank of New York Mellon in its various capacities assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party referenced in this prospectus or any prospectus supplement or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed C T Corporation System as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means Baidu, Inc.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities.

(i)	as to which one or more of the following conditions is/are satisfied:

(a)

its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 5% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)

if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)

if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)

to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Non-listed Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity,” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and the applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among others:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•

you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•

the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	upon request by holders, in case that an event of default with respect to the debt securities of the applicable series has occurred and is continuing.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed C T Corporation System, which is located at 28 Liberty Street, New York, NY 10005, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Maples and Calder (Hong Kong) LLP has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction; (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (3) is final; (4) is not in respect of taxes, a fine or a penalty; and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States or the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC, respectively, in civil and commercial matters.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Baidu, Inc. appearing in Baidu, Inc.’s annual report on Form 20-F for the year ended December 31, 2019, and the effectiveness of Baidu, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov and our website at http://ir.baidu.com/investor-overview.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020 (File No. 000-51469);

•	our current report on Form 6-K, originally furnished to the SEC on April 7, 2020 (File No. 000-51469);

•	our current report on Form 6-K, originally furnished to the SEC on October 5, 2020 (File No. 000-51469);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

IR Department

Baidu, Inc.

Baidu Campus

No. 10, Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 (10) 5992-8888

Baidu, Inc.

US$                     % Notes due 20

US$                     % Notes due 20

Joint Bookrunners

Goldman Sachs (Asia) L.L.C.	BofA Securities	J.P. Morgan